Exhibit 4.5

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SERIES B PREFERRED

SHARE PURCHASE AGREEMENT

CDMTV HOLDING COMPANY

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-i-

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(continued)

-ii-

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(continued)

EXHIBITS:

Exhibit A(i)	Investors

Exhibit A(ii)	Key Shareholders

-iii-

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(continued)

-iv-

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SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 9, 2007 (the “Effective Date”), by and among CDMTV Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (each an “Investor,” and collectively the “Investors”), the individuals listed on Exhibit A(ii) attached hereto (the “Key Shareholders”), CDMTV Technology Co., Ltd., a limited liability company organized and existing under the Laws of the PRC (“WFOE”), and China Digital Mobile Television Co., Ltd., a limited liability company organized and existing under the Laws of the PRC (“CDMTV”).

RECITALS

A.	Each Investor wishes to invest in the Company by subscribing for certain preferred shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

B.	The Company wishes to issue and sell certain preferred shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

WITNESSETH

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement and the Indemnification Agreements, each as defined herein.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands or The City of New York.

“Common Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Company Group” means the Company, WFOE, CDMTV, and Shenzhen HDTV Industrial Investment Co., Ltd., a limited liability company organized and existing under the Laws of the PRC (as described in the Shareholding Structure attached hereto as Exhibit M), together with each Subsidiary of any of the foregoing, each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power.

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“Contract” means, as to any Person, any provision of any security issued by such Person or any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which it or any of its property is bound.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares” means Common Shares issuable upon conversion of any Shares.

“Convertible Securities” means, with respect to any specified Person, any equity securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“First Milestone” has the meaning set forth on Exhibit B.

“First Milestone Closing Conditions” means the conditions precedent to the First Milestone Closing set forth in Section 5.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Initial Closing Conditions” means the conditions precedent to the Initial Closing set forth in Section 5.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

“Key Employee” means, with respect to each of the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the president, the chief operating officer, the chief technical officer, the chief sales and marketing officer, the general manager or any other manager with the title of “vice-president” or higher, of such Person.

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“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Major JVs” shall mean those joint ventures in which a member of the Company Group holds equity interests that are set forth in Exhibit A(iii).

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that could reasonably be expected to have a material adverse effect on the business as now conducted, or as proposed to be conducted, financial condition, prospects, assets or liabilities of the Company Group taken as a whole, or (b) material impairment of the ability of any member of the Company Group or any of their Subsidiaries to perform their respective material obligations hereunder or under the other Transaction Documents, as applicable.

“Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibits D(i) and Exhibit D(ii), respectively, to be adopted by resolution in writing of all members of the Company on or before the Closing (as defined below).

“Minor JVs” shall mean those joint ventures in which a member of the Company Group holds equity interests that are set forth in Exhibit A(iv).

“OZ” each of OZ Management L.L.C., OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd., OZ Global Special Investments Master Fund, L.P. and/or any of their respective designees or Affiliates.

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Qualified IPO” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

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“Second Milestone” has the meaning set forth on Exhibit B.

“Second Milestone Closing Conditions” means the conditions precedent to the Second Milestone Closing set forth in Section 5.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shares” means the Series B Preferred Shares.

“Shareholding Structure” means the diagram of Shareholding Structure attached hereto as Exhibit M.

“Shenzhen JV” means Shenzhen Mobile Television Company Limited, a limited liability company organized and existing under the Laws of the PRC.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting power or registered capital.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles and each of the agreements and other documents required in connection with implementing the Shareholding Structure.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Wuxi JV” means Wuxi Guangtong Digital MobileTV Co., Ltd., a limited liability company organized and existing under the Laws of the PRC.

For purposes of this Agreement, the term “knowledge” refers to the best knowledge of the relevant Person after such Person has made all due and diligent inquiries.

2. Purchase and Sale of Shares.

2.1 Sale and Issuance of the Initial Shares. Subject to the terms and conditions of this Agreement, at the Initial Closing (as defined below), each Investor severally and not jointly agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor that number of Series B Preferred Shares set forth in the third (3rd) column opposite such Investor’s name on Exhibit C(i), at the aggregate purchase price set forth in the first (1st)) column opposite such Investor’s name on Exhibit C(i) (the “Initial Closing Purchase Price”).

2.2 Sale and Issuance of Subsequent Shares.

(i) First Milestone Shares. Subject to the terms and conditions of this Agreement, at the First Milestone Closing (as defined below), each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor that number of Series B Shares set forth in the third (3rd) column opposite such Investor’s name

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on Exhibit C(ii) (the “First Milestone Shares”), at the aggregate purchase price set forth in the first (1st) column opposite such Investor’s name on Exhibit C(ii) (the “First Milestone Closing Purchase Price”).

(ii) Second Milestone Shares. Subject to the terms and conditions of this Agreement, at the Second Milestone Closing (as defined below), each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor that number of Series B Shares set forth in the third (3rd) column opposite each Investor’s name on Exhibit C(iii) (the “Second Milestone Shares”), at the aggregate purchase price set forth in the first (1st) column opposite each Investor’s name on Exhibit C(iii) (the “Second Milestone Closing Purchase Price”). In the event the First Milestone Closing does not occur, and the Second Milestone Closing Conditions are satisfied, subject to the terms and conditions of this Agreement, each Investor shall subscribe for and purchase, and the Company shall issue and sell to each Investor such Investor’s respective First Milestone Shares and Second Milestone Shares in consideration of such Investor’s payment of the First Milestone Closing Purchase Price plus the Second Milestone Closing Purchase Price.

(iii) In the event that the Company fails to satisfy (and each Investor declines to waive) (a) the First Milestone Closing Conditions, (b) the Second Milestone Closing Conditions, or (c) both the First Milestone Closing Conditions and the Second Milestone Closing Conditions, then each Investor shall have the right to purchase (but not the obligation) at the Purchase Option Closing (as defined below), upon written notice (the “Purchase Option Notice”) to the Company on or prior to September 30, 2007, and the Company agrees to issue and sell to each Investor, up to the total remaining number of First Milestone Shares and Second Milestone Shares at a price of US$2.236 per Series B Preferred Share (the “Share Purchase Option”).

2.3 Closing.

(i) Initial Closing. Subject to the satisfaction (or waiver by each Investor) of the Initial Closing Conditions, the Initial Closing shall take place remotely via the exchange of documents and signatures, on the first (1st) Business Day following satisfaction of the Initial Closing Conditions, or at such time and place as the Company and each of the Investors mutually agree upon, orally or in writing (the “Initial Closing”).

(ii) First Milestone Closing. Subject to the satisfaction (or waiver by each Investor) of the First Milestone Closing Conditions, the First Milestone Closing shall take place remotely via the exchange of documents and signatures, on the first (1st) Business Day following satisfaction of the First Milestone Closing Conditions, or at such time and place as the Company and each of the Investors mutually agree upon, orally or in writing (the “First Milestone Closing”).

(iii) Second Milestone Closing. Subject to the satisfaction (or waiver by each Investor) of the Second Milestone Closing Conditions, the Second Milestone Closing shall take place remotely via the exchange of documents and signatures, on the first (1st) Business Day following satisfaction of the Second Milestone Closing Conditions, or at such time and place as the Company and each of the Investors mutually agree upon, orally or in writing (the “Second Milestone Closing”).

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(iv) Purchase Option Closing. The closing of the Series B Preferred Shares to be purchased by the Investors pursuant to the Share Purchase Option shall take place remotely via the exchange of documents and signatures, on the fifth (5th) Business Day following transmission of the Purchase Option Notice by the Investors, or at such time and place as the Company and each of the Investors exercising the Purchase Option mutually agree upon, orally or in writing (the “Purchase Option Closing”).

The term “Closing” shall apply to each of the Initial Closing, First Milestone Closing, Second Milestone Closing and the Purchase Option Closing.

(v) Closing Deliveries. At each Closing, the Company shall deliver to each Investor a copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Investor of the Shares being purchased by such Investor of the Closing and a certificate or certificates representing the Shares being purchased by such Investor at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated in writing by the Company.

3. Representations and Warranties of the Company, the Key Shareholders, WFOE and CDMTV. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit G (the “Disclosure Schedule”), each of the Company, the Key Shareholders, WFOE and CDMTV (together, the “Warrantors”), jointly and severally, represents and warrants to the Investors that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and on and as of the date of each Closing, if not the same date as the date of this Agreement, with the same effect as if made on and as of the date of such Closing. For purposes of this Section 3, each of the Major JVs shall be deemed to be members of the Company Group. For purposes of Section 3.1, Section 3.2(b), Section 3.5, Section 3.8, Section 3.9, Section 3.11(a), Section 3.11(h), Section 3.11(i), Section 3.11(j), Section 3.12, Section 3.13, Section 3.15, Section 3.16(b), Section 3.18, Section 3.21 and 3.26, each of the Minor JVs shall be deemed to be members of the Company Group (provided that each of the aforementioned representations and warranties with respect to the Minor JVs shall be deemed to be qualified by the knowledge of the Warrantors. In respect of the Minor JVs, knowledge of the Warrantors shall mean, (i) in connection with Shenzhen JV, the knowledge that the Warrantors could obtain based on their information rights as contained in the relevant agreements establishing Shenzhen JV, assuming that each of the Warrantors had the same rights as CDMTV and made due inquiry in furtherance of such rights, and (ii) in connection with Wuxi JV, the knowledge that could be obtained under applicable PRC law based on CDMTV’s status as a minority shareholder, assuming that each Warrantor is a minority shareholder and had made due inquiry).

3.1 Organization, Good Standing and Qualification. Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Effect.

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3.2 Capitalization and Voting Rights.

(a) Immediately upon the Initial Closing, the authorized capital of the Company shall be US$11,000, divided into 76,116,739 Common Shares with a par value of US$0.0001 per share (of which 22,000,000 Common Shares are issued and outstanding), 15,994,173 Series A Preferred Shares, and 17,889,088 Series B Preferred Shares, par value US$0.0001 per share. The Series A Preferred Shares and the Series B Preferred Shares shall be together referred to as the “Preferred Shares.” The Company does not have a series of the Preferred Shares issued and outstanding other than the Series A Preferred Shares immediately prior to the Initial Closing. The Company shall have reserved 4,000,000 common shares for future issuance pursuant to a duly authorized equity incentive plan of the Company (the “ESOP”), 15,994,173 common shares for issuance upon conversion of the Series A Preferred Shares, and 17,889,088 common shares for issuance upon conversion of the Series B Preferred Shares. The rights, privileges and preferences of Common Shares and the Preferred 100Shares are, respectively, set out in the Memorandum and Articles.

Except as set forth above and except for (i) the conversion privileges of the Preferred Shares (ii) certain rights provided in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. The Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

The Capitalization Table attached hereto as Exhibit H sets forth the complete and accurate capitalization of the Company immediately prior to the initial Closing and immediately following each of the First and Second Milestone Closings.

(b) The Shareholding Structure sets forth the complete and accurate shareholding structure of each member of the Company Group (other than the Company), including but not limited to: (i) record and beneficial owners of each member of the Company Group and Subsidiary and (ii) share capital or registered capital of each member of the Company Group and its Subsidiary. All share capital and registered capital of each member of the Company Group or its Subsidiary have been duly and validly issued (or subscribed for), fully paid and non-assessable. All share capital or registered capital of each member of the Company Group or its Subsidiary will be free of Liens, encumbrances and any restrictions on transfer (except for any restrictions on transfer under applicable Laws, the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). No share capital or registered capital of any member of the Company Group or its Subsidiary was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. There are no (i) resolutions pending to increase the share capital or registered capital of any member of the Company Group or its Subsidiaries; (ii) outstanding options, warrants, proxy, agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any member of the Company Group or its Subsidiary, other than as contemplated by this Agreement; (iii) outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any member of the Company Group or its Subsidiary; (iv) dividends which have accrued or been declared but are unpaid by any member of the Company Group or its Subsidiary; and (v) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group or its Subsidiary other than the ESOP.

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(c) Options granted or to be granted under the ESOP vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in thirty-six (36) equal installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of termination of employment (whether actual or constructive), except that in the event of a merger, consolidation, sale of all or substantially all of the assets of the Company or any other transaction, as a result of which the then existing shareholders of the Company will cease to own a majority of the Company upon occurrence of such event, and should an employee be terminated without cause within one (1) year after such event, the Board of the Directors of the Company (with the consent from each of the Series A Director, if any, and the Series B Director, if any) may decide to grant one (1) year acceleration to such terminated employee. Other than the foregoing, there is no accelerated vesting in any event. The Company reasonably believes that the Common Shares available for future issuance shall be sufficient to meet the Company’s equity incentive needs for at least the twelve (12) month period following the Closing.

3.3 Authorization. Each member of the Company Group has all requisite legal and corporate power, and has taken all corporate action on the part of such person, its officers, directors and shareholders necessary, for the authorization, execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party and the performance of all obligations of the Company hereunder and thereunder. The authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder, and the Common Shares issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing, and this Agreement, each of the Ancillary Agreements to which such Person is a party, when executed and delivered by such Person, will constitute the valid and legally binding obligation of such Person, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve”, “reservation” or similar words with respect to a specified number of Common Shares or Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall ensure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

3.4 Valid Issuance of Shares.

(i) The Shares that are being purchased by or issued to the Investors hereunder, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on

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transfer under applicable securities Laws and under the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws and under the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement). Except as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, the Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal or other similar rights.

(ii) All presently outstanding Common Shares of the Company were duly and validly issued, fully paid and non-assessable, free and clear of any Liens and are free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.

3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company Group is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the offer, sale, issuance or reservation for issuance of the Shares and the Common Shares.

3.6 Offering. Subject to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares and the Conversion Shares, as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.7 Broker. The Company does not have any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents and the Company has incurred no liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transactions Documents or the consummation of the transactions contemplated therein, except that the Company retained Axial Group Limited as an advisor in connection with the transactions contemplated hereunder, pursuant to which the Company shall pay three percent (3%) of the aggregate purchase price payable at each Closing to Axial Group Limited at each related Closing.

3.8 Tax Matters.

(i) The provisions for taxes as shown on the balance sheet included in the Financial Statements (as defined below) are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of each member of the Company Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental

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Authority. Each member of the Company Group has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), and has paid, or made provision for the payment of, all taxes that have become due, whether or not set forth on such tax returns. Each tax return filed by each member of the Company Group was complete and accurate in all respects. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(ii) No member of the Company Group is or expects to become a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”). No member of the Company Group is or will become, as a result of the transactions contemplated herein, a controlled foreign corporation as described in Section 957 of the Code.

(iii) None of the members of the Company Group or, solely by virtue of their status as shareholders of any member of the Company Group, none of the shareholders of any member of the Company Group, has personal liability under local Law for the debts and claims of the relevant entity. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

3.9 Books and Records. Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with U.S. GAAP.

3.10 Financial Statements. Section 3.10 of the Disclosure Schedule sets forth, and the Company has delivered to the Investors, (i) the audited consolidated statements of operations and cash flows of the Company Group for the year ended December 31, 2005, prepared under U.S. GAAP, (ii) the audited consolidated balance sheet of the Company Group as of December 31, 2005 prepared under U.S. GAAP, (iii) the unaudited consolidated financial statements for the year ended and as of December 31, 2006 (the “Statement Date”), and (iv) the unaudited consolidated financial statements for the month ended and as of January 31, 2007 (collectively, the “Financial Statements”). The Financial Statements are (x) complete and correct in all material respects and present fairly the financial condition and position of the Company Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes, and (y) prepared in accordance with U.S. GAAP. The (i) audited consolidated statements of operations and cash flows of the Company Group for the year ended December 31, 2006 and (ii) the audited consolidated balance sheet of the Company Group as of December 31, 2006, in each case when prepared under U.S. GAAP, shall be substantially identical to the unaudited consolidated financial statements for the year ended and as of December 31, 2006 as set forth on Section 3.10 of the Disclosure Schedule.

3.11 Changes. Since the Statement Date, except as contemplated by this Agreement, there has not been:

(a)(i) any change in the assets, liabilities, financial condition or operations of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or (ii) other changes which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect;

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(b) any resignation or termination of any Key Employee of any member of the Company Group;

(c) any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except in the ordinary course of business and that is not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

(d) any change, amendment to or termination of a Material Contract (as defined below in Section 3.14(a));

(e) any change in any compensation arrangement or agreement with any Key Employee of any member of the Company Group;

(f) any sale, assignment, exclusive license, or transfer of any Intellectual Property of any member of the Company Group to a party which is not a member of the Company Group, other than in the ordinary course of business;

(g) any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by such member of the Company Group;

(h) any failure to conduct business in the ordinary course, consistent with the Company Group’s past practices;

(i) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;

(j) any other event or condition of any character which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect; or

(k) any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.11.

3.12 Litigation. There is no action, suit, or other court proceeding pending, and to the knowledge of the Warrantors, threatened, against any member of the Company Group. There is no investigation pending or, to the knowledge of the Warrantors, threatened against any member of the Company Group. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Warrantors, threatened against any Key Employee or director of any of any member of the Company Group in connection with their respective relationship with such entity. There is no judgment, decree or order of any court or Governmental Authority in effect and binding on any member of the Company Group or their respective assets or properties. There is no court action, suit, proceeding or investigation by any member of the Company Group which such member of the Company Group intends to initiate against any third party. No Government Authority has at any time materially challenged or questioned in writing the legal right of any member of the Company Group to conduct its business as presently being conducted or proposed to be conducted.

3.13 Liabilities. No member of the Company Group has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business

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liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$50,000 in the aggregate.

3.14 Commitments.

(a) Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of the Company Group is bound that involve (i) obligations (contingent or otherwise) or payments to or from any third party to any member of the Company Group in excess of US$50,000, (ii) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group other than among the members of the Company Group, (iii) any Contracts between any member of the Company Group and a Related Party (as defined below), and (iv) any Contracts that affect the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including but not limited to any Contract having an effective term of more than one year or payments in excess of US$50,000 (collectively, the “Material Contracts”).

(b) There are no Contracts of any member of the Company Group containing covenants that purport to restrict the business activity of any such member of the Company Group, or limit in any material respect the freedom of any member of the Company Group to engage in any line of business that each of them is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect any member of the Company Group to share, license or develop any product or technology.

(c) Each of the Material Contracts is valid, subsisting, in full force and effect and binding upon each member of the Company Group that is a party thereto, and, to the knowledge of the Warrantors, the other parties thereto.

(d) The members of the Company Group have in all respects satisfied or provided for all of their liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, are not in default in any respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. None of the Warrantors is aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, a Material Contract.

(e) No member of the Company Group has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(f) With respect to each Material Contract to which it is a party, each member of the Company Group has taken all necessary corporate, fulfilled all conditions and otherwise taken all other actions required by applicable Laws to (i) enter into, execute, adopt, assume, issue, and deliver such Material Contract, and (ii) perform its obligations pursuant to the respective terms and conditions of such Material Contract.

(g) Each of the Material Contracts do not (i) result in a violation or breach of any provision of, the respective articles of association or the respective business license of any member of the Company Group, or (ii) result in a material breach of, or

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constitute a material default under, or result in the creation or imposition of any Lien, charge, encumbrance or claim pursuant to any Contract to which any member of the Company Group is a party or by which any member of the Company Group or any of their properties is bound, or (iii) result in a breach of any Laws to which the Key Shareholders or any member of the Company Group is subject to or by which any member of the Company Group or any of their respective properties is bound.

3.15 Compliance with Laws.

(a) Each member of the Company Group is in compliance with all Laws or regulations that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.

(b) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with, any Law or regulation, or (ii) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) No member of the Company Group has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged, possible or potential material obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) No member of the Company Group nor any of their respective officers, directors or representatives has (a) made, directly or indirectly, any payment, loan or gift of any money, or anything of value to, or for the use of, any government official (including an official of a government-owned or controlled entity), any political party or official, or any candidate for political office, or any other person where it knew or had reason to know that such payment, loan or gift would be given directly or indirectly to any government official or political party or official candidate, and it has not taken any action or made any payment (including promises to take action or make payments) for the purpose of inducing any of the foregoing persons to do any act to make any decisions in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality in order to affect any act or decision of such government or instrumentality in order to assist the Company or any Investor or their respective Affiliates in obtaining or retaining any business or to obtain an unfair competitive advantage or which may cause the Company or any Investor or their respective Affiliates to be in violation of, the FCPA or similar laws and regulations, or (b) established or maintained any fund or assets in which any member of the Company Group has proprietary rights that have not been recorded in the books and records of such member of the Company Group.

(e) The Shareholding Structure is in compliance with all Laws or regulations that may be applicable including without limitation the PRC merger and acquisition rules and regulations promulgated by the PRC’s State Administration of Radio, Film, and Television and State Administration of Foreign Exchange.

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3.16 Title; Liens; Permits.

(a) The members of the Company Group have good and marketable title to all the tangible properties and assets reflected in their books and records, whether real, personal or mixed, purported to be owned by the Company Group, free and clear of any Liens, other than Permitted Liens. With respect to the tangible property and assets that are leased by any member of the Group, each member of the Company Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of the Company Group owns or leases all tangible properties and assets necessary to conduct in all material respects their respective business and operations as presently conducted.

(b) Each member of the Company Group has all material franchises, authorizations, approvals, permits, certificates and licenses, including but not limited to any special approval or permits required under the Laws of the PRC (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted under such member of the Company Group’s business plan and current budget. No member of the Company Group is in default under any such Permit.

3.17 Subsidiaries. Except otherwise disclosed in the Disclosure Schedule, no member of the Company Group owns or Controls, directly or indirectly, any interest in any other Person other than other members of the Company Group, as applicable, or is a participant in any joint venture, partnership or similar arrangement.

3.18 Compliance with Other Instruments. No member of the Company Group is in violation, breach or default of its Memorandum and Articles or any other constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents). The execution, delivery and performance by the Company of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Memorandum and Articles or any other such constitutional documents of any member of the Company Group, (ii) any Material Contract, (iii) any judgment, order, writ or decree or (iv) any Law.

3.19 Registration Rights. Except as provided in the Shareholders Agreement, no member of the Company Group has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

3.20 Related Party Transactions. Except otherwise disclosed in the Disclosure Schedule, no officer, director or employee of any member of the Company Group or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of the Company Group, nor is any member of the Company Group materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except otherwise disclosed in the Disclosure Schedule, no Related Party has any direct or indirect material ownership interest in any firm or corporation (other than a member of the Company Group) with which a member of the Company Group is affiliated or with which a member of the Company Group has a business relationship, or any firm or corporation (other than a member of the Company Group) that competes with a member of the Company Group

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(except that Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party has a material interest, either directly or indirectly, in: (a) any Person which purchases from or sells, licenses or furnishes to a member of the Company Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which a member of the Company Group is a party or by which it may be bound or affected. For purposes of this Section 3.20 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$50,000, singly, or US$150,000, in the aggregate.

3.21 Intellectual Property Rights.

(a) The members of the Company Group own or otherwise have the sufficient right or license to use all Intellectual Property necessary for their business as currently conducted without any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by the Company Group, whether registered or not, and a complete and accurate list of all licenses granted by the members of the Company Group to any third party with respect to any Intellectual Property. There is no pending or, to the knowledge of the Warrantors, threatened, claim or litigation against any member of the Company Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of the Company Group, including the Key Shareholders, and related to the businesses of the Company Group are “works made for hire”, and all right, title, and interest therein, including any applications therefore, have been transferred and assigned to, and are currently owned by, the Company Group.

(b) No proceedings or claims in which any member of the Company Group alleges that any person is infringing upon, or otherwise violating, any member of the Company Group’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any member of the Company Group.

(c) None of the Key Employees of any member of the Company Group is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group or that would conflict with the business of the Company Group as presently conducted. It will not be necessary to utilize in the course of the Company Group’s business operations any inventions of any of the respective employees of the Company Group made prior to their employment by the Company Group, except for inventions that have been validly and properly assigned or licensed to the Company Group as of the date hereof.

(d) The members of the Company Group have each taken all security measures that in the judgment of the Company Group are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property.

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3.22 Entire Business. There are no facilities, services, assets or properties shared with any other entity that is not a member of the Company Group, which are used in connection with the business of the Company Group.

3.23 Labor Agreements and Actions. None of the members of the Company Group are a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employment compensation agreement other than those set forth in Section 3.23 of the Disclosure Schedule. The members of the Company Group have complied in all material respects with all applicable Laws related to employment, and, to the knowledge of the Warrantors, none of the members of the Company Group have any union organization activities, threatened or actual strikes or work stoppages or material grievances. None of the members of the Company Group are bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, other than as set forth in Section 3.23 of the Disclosure Schedule. Each member of the Company Group maintains, and has fully funded, any pension plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each member of the Company Group is in compliance with any Law relating to its provision of any form of social insurance (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable law.

3.24 Specific Events. Since the Statement Date, none of the members of the Company Group has (i) declared, paid or committed to pay any dividends, or authorized, made or committed to make any distribution upon or with respect to any of its securities, (ii) incurred or committed to incur any indebtedness for money borrowed in excess of US$50,000 individually or US$100,000 in the aggregate that is currently outstanding other than those incurred in the ordinary course of business, (iii) made or committed to make any loans or advances to any individual, other than ordinary advances for travel or other bona fide business-related expenses or (iv) waived or committed to waive any material right of value.

3.25 Business Plan and Budget. The Company has delivered to the Investors on or before the Closing a business plan and budget for the twelve months following the Closing to the reasonable satisfaction of the Investors. Such business plan and budget was prepared in good faith based upon assumptions and projections which the Company believes are reasonable and not materially misleading.

3.26 Disclosure. The Company has provided each Investor with all the information regarding the Company requested by the Investors for deciding whether to purchase the Shares. No representation or warranty of any member of the Company Group contained in this Agreement or any certificate furnished or to be furnished to the Investors at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.27 Obligations of Management. Each Key Employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. No Key Employee of the Company is, to the Company’s knowledge, planning to work less than full time at the Company in the future. No Key Employee is currently working or, to the Company’s knowledge, plans to work for any other Person that competes with any member of the Company Group, whether or not such Key Employee is or will be compensated by such Person.

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3.28 Dividends. Starting from the December 28, 2006 through to the Initial Closing, the Company did not declare, pay or commit to pay any dividends.

3.29 Additional Contracts. Except for the Memorandum and Articles and the Ancillary Documents, there are no other presently effective Contracts or arrangements, whether formal or informal, between the Key Shareholders and/or any member of the Company Group (including such Person’s directors, officers, shareholders and partners, as applicable) on the one hand and the holders of the Series A Preferred Shares (including without limitation OZ and its directors, officers, shareholders and partners, as applicable) on the other. The rights, privileges and obligations of the holders and Series A Preferred Shares are limited to those set forth in the Memorandum and Articles, the Ancillary Documents and applicable Law.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, WFOE, CDMTV and the Key Shareholders, severally and not jointly, that:

4.1 Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2 Authorization. The Investor has full power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Purchase for Own Account. The Shares purchased hereunder, and the Common Shares issuable upon conversion of the Shares (collectively, the “Purchased Securities”) to be received by the Investor, if any, will be acquired for investment purposes for the Investor’s own account or the account of one or more of the Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it has not been organized for the purpose of acquiring the Purchased Securities, and it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities, and has not solicited any Person for such purpose.

4.4 No Public Market. The Investor understands and acknowledges that the offering of the Purchased Securities will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company, and the Company has given no assurances that a public market will ever exist for the Company’s securities.

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4.5 Disclosure of Information. The Investor and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by the Investor or its advisors. The Investor and its advisors have been afforded the opportunity to ask questions of representatives of the Company and have received answers to such questions, as the Investor deems necessary in connection with its decision to subscribe for the Purchased Securities. Notwithstanding the foregoing, each party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Company in this Agreement or the right of the Investor to rely thereon.

4.6 Status of Investor. The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.

4.7 Restricted Securities. The Investor understands that the Purchased Securities are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Purchased Securities have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.8 Legends. The Investor understands that the certificates evidencing the Purchased Securities issued pursuant to this Agreement may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

5. Conditions of the Investors’ Obligations at Each Closing. The obligations of the Investors under Section 2 of this Agreement, unless otherwise waived in writing by a majority in interest of the Investors, are subject to the fulfillment on or before the Initial Closing and each subsequent Closing of each of the following conditions:

5.1 Representations and Warranties. Except as set forth in the Disclosure Schedule, the representations and warranties of the Warrantors contained in Section 3, respectively shall be true and correct when made, and shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

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5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents, that are required to be performed or complied with, on or before the Closing.

5.3 Authorizations. The Company shall have obtained all authorizations, approvals, waivers, permits or filings of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Ancillary Agreements, including without limitation any filings, authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Shares pursuant to this Agreement and all such filings, authorizations, approvals, waivers and permits shall be effective as of the Closing.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto, including but not limited to written approval from all of the holders of equity interests of the Company and the other members of the Company Group, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in form and substance satisfactory to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5 Memorandum and Articles. The Amended and Restated Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the forms attached hereto as Exhibit D(i) and Exhibit D(ii), respectively, and such amendment shall become effective immediately prior to the Initial Closing, and shall be duly filed with the Registrar of Companies of the Cayman Islands as soon as practicable after the Initial Closing, and shall be in full force and effect immediately prior to each subsequent Closing.

5.6 Shareholders Agreement. Each of the parties to the Amended and Restated Shareholders Agreement, other than the Investors, shall have executed and delivered to the Investors a Shareholders Agreement in the form attached hereto as Exhibit E (the “Shareholders Agreement”).

5.7 Right of First Refusal and Co-Sale Agreement. Each of the parties to the Amended and Restated Right of First Refusal and Co-Sale Agreement, other than the Investors, shall have executed and delivered to the Investors a Right of First Refusal and Co-Sale Rights Agreement in the form attached hereto as Exhibit F (the “Right of First Refusal and Co-Sale Agreement”).

5.8 Opinion of Cayman Islands Counsel. The Investors shall have received from Maples and Calder, special counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit I.

5.9 Opinion of PRC Counsel. The Investors shall have received from King & Wood, special PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit J.

5.10 Opinion of U.S. Counsel. The Investors shall have received from Latham & Watkins LLP, special counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit K.

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5.11 Completion of Due Diligence. All business, financial and legal due diligence procedures required by the Investors to be carried out in connection with the transactions contemplated in this Agreement and the Ancillary Agreements shall have been completed to the satisfaction of the Investors.

5.12 Budget and Business Plan. The Investor shall have received from the Company a definitive budget and business plan for the full calendar years of 2007 and 2008, each in form and substance satisfactory to the Investor.

5.13 Financial Statements. The Investors shall have received unaudited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2006, together with unaudited consolidated financial statements for the month ended January 31, 2007, in each case prepared in accordance with U.S. GAAP, and the Investors shall be satisfied with all such information. The results of CDMTV shall have been consolidated with that of the Company as a variable interest entity under FASB Interpretation No. 46.

5.14 Terms of Appointment. The Investor shall have received from the Company written disclosure of the terms of appointment of all financial and other advisors each member of the Company Group, including but not limited to disclosure of all compensation paid or to be paid to each such advisor, and the Investor shall be satisfied with all such terms of appointment.

5.15 Investment Committee Approval. The investment committee of each of the Investors shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.16 Documentation for the Restructuring. The Company shall have completed the key documentation for the transactions necessary to implement the Shareholding Structure, as may be amended from time to time as required by the Investor or as may be approved by the Investor. Such documentation shall include but not be limited to (i) all documentation related to the establishment of the legal, corporate and capital structures described in the Shareholding Structure, and (ii) completing all filings and registrations with the SAFE and any other relevant Governmental Authority and obtaining any other Permits required in connection with the Shareholding Structure.

5.17 Employment Agreements. Each of the Key Employees of the Company and each member of the Company Group shall have entered into full-time employment agreements with the Company or the appropriate member of the Company Group, containing, among other things, provisions regarding the term of the employment, non-competition, confidentiality and invention assignment, in form and substance satisfactory to the Investors.

5.18 Indemnification Agreements. The Company shall have executed and delivered to the Investors an Indemnification Agreement in the form and substance attached hereto as Exhibit L with respect to the director of the Company designated by the Investors (the “Indemnification Agreement”).

5.19 Board of Directors. Pursuant to the Memorandum and Articles, the Investors shall have designated Yunli Lou as director of the Company, and the holders of the Series A Preferred Shares shall have designated Joel M. Frank as director of the Company, the Key Shareholders shall have designated Li Limin and Liang Yanqing as directors of the Company, effective upon the Initial Closing. Within three months after the Initial Closing, the Investors, the holders of the Series A Preferred Shares and the Key Shareholders shall have jointly designated an independent director of the Company.

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5.20 Closing Certificate. The chairman of the Company shall have executed and delivered to the Investors at the Closing a certificate (i) stating that, with respect to the Company only, the conditions specified in this Section 5 have been fulfilled, and (ii) attaching thereto (A) the Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the transactions contemplated hereby, and (C) good standing certificates with respect to the Company from the applicable authority(ies) in the Cayman Islands dated no more than five (5) days prior to the Closing.

5.21 Use of Proceeds. The Company shall have delivered to the Investors a detailed statement describing the Company’s planned use of proceeds in the PRC, which statement shall be to the satisfaction of the Investors (the “Use of Proceeds Statement”).

5.22 Series A Investment. All purchases of securities contemplated in that certain Series A Preferred Share Purchase Agreement, dated as of April 12, 2006, by and among the Company and certain investors shall have been completed.

5.23 Option to Purchase CDMTV. The Company shall have an irrevocable call option exercisable by the Company or its designated entity at any time after the Initial Closing, to purchase 100% of the shares or ownership of CDMTV for a nominal consideration.

5.24 Transfer of Domain Names. The transfer of the two domain names, which are www.cdmtv.tv and www.cdmg.cn, shall be completed, and WFOE shall be the owner of the two domain names in substance and in name.

5.25 First Milestone Closing. In connection with the Investors’ obligation to purchase shares at the First Milestone Closing pursuant to Section 2.2(i) only, prior to the First Milestone Closing, the Investors shall have delivered to the Company the related Milestone Acceptance Notice (as defined below).

5.26 Second Milestone Closing. In connection with the Investors’ obligation to purchase shares at the Second Milestone Closing pursuant to Section 2.2(ii) only, prior to the Second Milestone Closing, the Investors shall have delivered to the Company the related Milestone Acceptance Notice (as defined below).

6. Conditions of the Company’s Obligations at Each Closing. The obligations of the Company as of the Closing under this Agreement, unless otherwise waived in writing by the Company, are subject to the conditions that (i) the representations and warranties of the Investors contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing and (ii) the Investors shall have paid the purchase price for the Shares as contemplated in Section 2.2 and Section 2.3 hereof.

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7. Additional Agreements.

7.1 Confidentiality.

(i) Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any party hereto and by representatives of such parties to any other party hereof or any of the representatives of such parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

(ii) Permitted Disclosures. Notwithstanding the foregoing, the Company and each of the Investors may disclose (i) the Confidential Information to its current or bona fide prospective investors, Affiliates of the Company and the Investors and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.1, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such party’s operations, in each case as such party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other party hereto. Any party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.1(iii) below.

(iii) Legally Compelled Disclosure. Except as set forth in Section 7.1(ii) above, in the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of the other party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(iv) Other Exceptions. Notwithstanding any other provision of this Section 7.1, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

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(v) Other Information. The provisions of this Section 7.1 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby, including that certain Series B Financing Term Sheet, dated as of December 28, 2006.

(vi) Notices. All notices required under this Section 7.1 shall be made pursuant to Section 8.7 of this Agreement.

7.2 Achievement of Milestones.

(i) Each of the Company, WFOE and CDMTV shall use, and together with the Key Shareholders shall cause each member of the Company Group to use, its best efforts to achieve the applicable Milestone set forth on Exhibit B attached hereto on or prior to the First Milestone Closing and Second Milestone Closing, as applicable.

(ii) First Milestone Mechanics. On or prior to April 30, 2007, the Company shall provide the Investors with a written notice (the “First Milestone Notice”) indicating whether the First Milestone has been achieved during the three (3) month period ending on March 31, 2007. The First Milestone Notice shall be accompanied by documentary evidence reasonably satisfactory to the Investors establishing the achievement of the First Milestone (such documents, including the First Milestone Notice, collectively the “First Milestone Documents”).

(iii) Second Milestone Mechanics. On or prior to July 30, 2007, the Company shall provide the Investors with a written notice (the “Second Milestone Notice”; the First Milestone Notice and the Second Milestone Notice are referred to herein as a “Milestone Notice”) indicating whether the Second Milestone has been achieved during the six (6) month period ending on June 30, 2007. The Second Milestone Notice shall be accompanied by documentary evidence reasonably satisfactory to the Investors establishing the achievement of the Second Milestone (such documents, including the Second Milestone Notice, collectively the “Second Milestone Documents”; the First Milestone Documents and the Second Milestone Documents are referred to herein as the “Milestone Documents”).

(iv) Milestone Document Review, Acceptance or Dispute. The Investors shall have a period (the “Milestone Review Period”) of Ten (10) Business Days following the receipt of the applicable Milestone Documents to review such Documents, and the Company and the Key Shareholders shall cooperate with the Investors during such period, including, without limitation, by making themselves and other personnel available to answer questions, and by providing additional documentary evidence as reasonably requested by the Investors required to establish the achievement of the First Milestone and Second Milestone, as applicable. Within five (5) Business Days following the end of the Milestone Review Period, the Investors shall notify the Company in writing whether (a) the applicable Milestone has been achieved (the “Milestone Acceptance Notice”), or (b) there is a dispute as to the achievement of the First Milestone or Second Milestone (a “Milestone Dispute Notice”). If there is no

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dispute, the Investor shall proceed with the Closing pursuant to Section 2.3. In the event the Investors deliver a Milestone Dispute Notice to the Company, the Company and the Investors shall cooperate in good faith to resolve such dispute for a period of thirty (30) days following the Company’s receipt of the Milestone Dispute Notice (the “Dispute Resolution Period”). In the event the parties are unable to resolve the dispute during the Dispute Resolution Period, the Investors shall have no obligation to deliver a Milestone Acceptance Notice and shall have no obligation to purchase Series B Preferred Shares at the applicable First Milestone Closing or Second Milestone Closing. Notwithstanding the foregoing, if the Investors are satisfied with the Second Milestone Documents, they shall be obligated to purchase the Series B Preferred Shares at the Second Milestone Closing pursuant to Section 2.2(ii), regardless of whether the First Milestone Documents were in dispute or not.

8. Miscellaneous.

8.1 Survival of Representations and Warranties. The representations and warranties set forth under Section 3 and any covenants and agreements of the Key Shareholders and the Company contained in or made pursuant to this Agreement shall survive for a period of two (2) years from each Closing, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the parties hereto, provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3 Indemnity. The Company, WFOE, CDMTV and the Key Shareholders shall, jointly and severally, indemnify each Investor for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the, incurred by such Investor as a result of any breach or violation of any representation or warranty made by the Warrantors or any breach by any Warrantor of any covenant or agreement contained herein or in any of the other Ancillary Agreements. If any of the Investors believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. No such claim shall be settled or resolved without the consent of the Company (such consent not to be unreasonably withheld), except that any dispute related thereto will be resolved pursuant to Section 8.13.

8.4 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 8.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.8 Tax and Social Insurance Expenses. Notwithstanding Section 8.3, the Key Shareholders shall, jointly and severally, pay the full amount of any losses, liabilities, damages, liens, penalties, costs and expenses, associated with any failure by any member of the Company Group to pay any taxes or social insurance contributions owed by it prior to the Initial Closing.

8.9 Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. At the Initial Closing, the Investors may deduct from the Initial Closing Purchase Price their pro rata portion of all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation, legal fees and expenses up to a maximum of US$250,000; provided, that the Investors shall provide the Company with documentation evidencing such costs and expenses at or prior to the Initial Closing to the reasonable satisfaction of the Company. In addition to the expenses of the Investors to be deducted in accordance with the previous sentence, the Company shall reimburse holders of the Series A Preferred Shares for the reasonable fees and expenses (including legal fees) incurred by them in connection with the transactions contemplated in this Agreement up to a maximum of US$50,000, provided, that the holders of Series A Preferred Shares shall provide the Company with documentation evidencing such costs and expenses to the reasonable satisfaction of the Company. The previous sentence in this Section 8.9 relating to the holders of the Series A Preferred Shares may only be amended or waived with the written consent of the holders of Series A Preferred Shares. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

8.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the

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written consent of (i) the Company and (ii) the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

8.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.12 Entire Agreement. This Agreement and the Ancillary Agreements together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, none of which agreements shall continue, including the Series B Financing Term Sheet, dated as of December 28, 2006.

8.13 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within three days after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Company, WFOE, CDMTV, and the Key Shareholders, jointly, on the one hand, and the Investors, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. Such arbitrators shall be freely selected, and the parties and the Chairman of the Centre shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the United Nations Commission on International Trade Law Arbitration Rules pursuant to the Centre procedures for the administration of international arbitration in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 8.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.13 shall prevail.

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(d) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.14 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.15 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

8.16 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.17 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CDMTV HOLDING COMPANY

By:
	Name:	Limin Li
	Title:	Director

WFOE:	CDMTV TECHNOLOGY COMPANY CO., LTD.

By:
Name:
Title:

CDMTV:	CHINA DIGITAL MOBILE TELEVISION CO., LTD.

By:
	Name:	Limin Li
	Title:	Chairman

Address:	China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn:	Limin Li, Chairman
Facsimile:	(86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn:	Z. Julie Gao, Esq.
Facsimile:	(852) 2522-7006

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:

Milestone Mobile TV Media Holdings I Limited	Milestone Mobile TV Media Holdings II Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

Milestone Mobile TV Media Holdings III Limited	Milestone Mobile TV Media Holdings IV Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

IPROP Holdings Limited

By:

By:
Name:
Title:

Address:

Unit 2109, Fortune Gate

1701 West Beijing Road

Shanghai 200040, P.R. China

Attention: Ms. Yunli Lou

Fax: +86 (21) 6288 4844

With a copy to each of:

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040, P.R. China

Attention: Kurt Berney

Fax: +86 (21) 2307 7300

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GSPS Asia Limited

By:
Name:
Title:

Address:

Level 3, Alexander House, 35 Cybercity,

Ebene, Mauritius

Attention: Mr. Ben Lim

Fax: +(230) 403 0801

With a copy to (which shall not constitute notice):

c/o Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center,

2 Queen’s Road Central, Hong Kong

Attention: The General Counsel

Fax: +(852) 2978 1966

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KEY SHAREHOLDERS:	LIMIN LI

ID Number: 440301610103081
Address:

YANQING LIANG

ID Number: 230102197203296124
Address:

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EXHIBIT A(i)

INVESTORS

•	Milestone Mobile TV Media Holdings I Limited

•	Milestone Mobile TV Media Holdings II Limited

•	Milestone Mobile TV Media Holdings III Limited

•	Milestone Mobile TV Media Holdings IV Limited

•	IPROP Holdings Limited

•	GSPS Asia Limited

EXHIBIT A(ii)

KEY SHAREHOLDERS

•	Limin Li

•	Yanqing Liang

EXHIBIT A(iii)

Major JVs

•	Chengdu China Digital Mobile Television Company Limited

•	Haerbin China Mobile Television Company Limited

•	Jilin Mobile Television Company Limited

•	Dalian Mobile Digital Television Company Limited

•	Henan Cable China Mobile Television Company Limited

•	Hubei China Mobile Television Company Limited

EXHIBIT A(iv)

Minor JVs

•	Shenzhen Mobile Television Company Limited

•	Wuxi Guangtong Digital MobileTV Co., Ltd.

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EXHIBIT B

Description of First and Second Milestones

Milestone	Total Purchase Amount		Price per Series B Preferred Share	Number of Series B Preferred Shares Purchased
The Company achieves an aggregate amount of advertising revenue for the period commencing on January 1, 2007, and ending no later than March 31, 2007, that is RMB30,000,000 or greater (the “First Milestone”).	US$10,000,000		US$2.236	4,472,272, the amount of Series B Preferred Shares such that the Investors’ total aggregate shareholding in the Company (calculated on a fully diluted, as-converted basis and assuming that securities reserved for issuance under the ESOP have been granted and exercised) is increased to 25.00%.
The Company achieves an aggregate amount of advertising revenue of the Company for the period commencing on January 1, 2007, and ending no later than June 30, 2007, that is RMB100,000,000 or greater (the “Second Milestone”).	US$10,000,000	*	US$2.236	4,472,272,** the amount of Series B Preferred Shares such that the Investors’ total aggregate shareholding in the Company (calculated on a fully diluted, as-converted basis and assuming issuance of common shares upon exercise of options reserved for issuance under the ESOP) is increased to 30.77%.

Total:	US$20,000,000

*	In the event that the Company does not achieve the First Milestone, but achieves the Second Milestone, then the Total Purchase Amount shall be US$20,000,000.
**	In the event that the Company does not achieve the First Milestone, but achieves the Second Milestone, then the Number of Series B Preferred Shares Purchased shall be 8,944,544.

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EXHIBIT C(i)

Sale and Issuance of Initial Shares

	Total Purchase Amount		Price per Series B Preferred Share		Number of Series B Preferred Shares Purchased
Milestone Mobile TV Media Holdings I Limited	US$	3,500,000	US$	2.236	1,565,295
Milestone Mobile TV Media Holdings II Limited	US$	3,500,000	US$	2.236	1,565,295
Milestone Mobile TV Media Holdings III Limited	US$	500,000	US$	2.236	223,614
Milestone Mobile TV Media Holdings IV Limited	US$	1,500,000	US$	2.236	670,841
IPROP Holdings Limited	US$	5,000,000	US$	2.236	2,236,136
GSPS Asia Limited	US$	6,000,000	US$	2.236	2,683,363
Total:	US$	20,000,000			8,944,544, the number of Series B Preferred Shares representing 18.18% of the issued share capital of the Company (calculated on a fully-diluted, as-converted basis and assuming issuance of common shares upon exercise of options reserved for issuance under the ESOP) as of the Initial Closing.

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EXHIBIT C(ii)

Sale and Issuance of First Milestone Shares

	Total Purchase Amount		Price per Series B Preferred Share		Number of Series B Preferred Shares Purchased
Milestone Mobile TV Media Holdings I Limited	US$	1,750,000	US$	2.236	782,648
Milestone Mobile TV Media Holdings II Limited	US$	1,750,000	US$	2.236	782,648
Milestone Mobile TV Media Holdings III Limited	US$	250,000	US$	2.236	111,807
Milestone Mobile TV Media Holdings IV Limited	US$	750,000	US$	2.236	335,420
IPROP Holdings Limited	US$	2,500,000	US$	2.236	1,118,068
GSPS Asia Limited	US$	3,000,000	US$	2.236	1,341,681
Total:	US$	10,000,000			4,472,272, the amount of Series B Preferred Shares such that the Investors’ total aggregate shareholding in the Company (calculated on a fully diluted, as-converted basis and assuming issuance of common shares upon exercise of options reserved for issuance under the ESOP) is increased to 25.00%.

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EXHIBIT C(iii)

Sale and Issuance of Second Milestone Shares

	Total Purchase Amount			Price per Series B Preferred Share		Number of Series B Preferred Shares Purchased
Milestone Mobile TV Media Holdings I Limited	US$	1,750,000		US$	2.236	782,648
Milestone Mobile TV Media Holdings II Limited	US$	1,750,000		US$	2.236	782,648
Milestone Mobile TV Media Holdings III Limited	US$	250,000		US$	2.236	111,807
Milestone Mobile TV Media Holdings IV Limited	US$	750,000		US$	2.236	335,420
IPROP Holdings Limited	US$	2,500,000		US$	2.236	1,118,068
GSPS Asia Limited	US$	3,000,000		US$	2.236	1,341,681
Total:	US$	10,000,000	*			4,472,272,** the amount of Series B Preferred Shares such that the Investors’ total aggregate shareholding in the Company (calculated on a fully diluted, as-converted basis and assuming issuance of common shares upon exercise of opions reserved for issuance under the ESOP) is increased to 30.77%.

*	In the event that the Company does not achieve the First Milestone, but achieves the Second Milestone, then the Total Purchase Amount shall be US$20,000,000
**	In the event that the Company does not achieve the First Milestone, but achieves the Second Milestone, then the Number of Series B Preferred Shares Purchased shall be 8,944,544.

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EXHIBIT D(i)

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Please refer to Exhibit 3.1 of this Registration Statement

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EXHIBIT D(ii)

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Please refer to Exhibit 3.1 of this Registration Statement

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EXHIBIT E

SHAREHOLDERS AGREEMENT

Please refer to Exhibit 4.7 of this Registration Statement

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EXHIBIT F

RIGHT OF FIRST REFUSAL AND CO-SALE RIGHTS AGREEMENT

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AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

CDMTV HOLDING COMPANY

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EXHIBITS:

Exhibit A(i)	Series B Investors

Exhibit A(ii)	Series A Investors

Exhibit A(iii)	Ordinary Shareholders

Exhibit B	Competitors

-i-

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AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of March 6, 2007 (the “Effective Date”), by and among CDMTV Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (each a “Series B Investor”, and collectively, the “Series B Investors”), the Series A investors listed on Exhibit A(ii) attached hereto (each a “Series A Investor,” collectively, the “Series A Investors” and together with the Series B Investors, the “Investors”), and the individuals listed on Exhibit A(iii) attached hereto (the “Ordinary Shareholders”). The Company, the Investors and the Ordinary Shareholders are referred to herein collectively as the “Parties” and individually as a “Party.”

Capitalized terms used herein without definition shall have the meanings set forth in the Series B Purchase Agreement (as defined below).

RECITALS

A.	The Company, certain of the Investors and certain of the Ordinary Shareholders have entered into a Series B Preferred Share Purchase Agreement dated the date hereof (the “Series B Purchase Agreement”).

B.	The Company, the Series A Shareholders and certain of the Ordinary Shareholders are parties to that certain Right of First Refusal and Co-Sale Agreement dated April 12, 2006 (the “Prior ROFR Agreement”).

C.	It is a condition precedent under the Series B Purchase Agreement that the Company, the Investors and the Ordinary Shareholders enter into this Agreement.

D.	The parties to the Prior ROFR Agreement desire to amend and restate the Prior ROFR Agreement and accept the rights, covenants and obligations hereof in lieu of the rights, covenants and obligations under the Prior ROFR Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

“Common Shares” means the Company’s common shares, with a par value of US$0.0001 per share.

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“Competitor” means those business operators which is an actual competitor and/or has a similar customer base as that of the Company in the markets in the PRC in which the Company operates in respect of its principal business and that are listed in Exhibit B attached hereto (including their affiliates, successors, designees or agents, or other entities that are directly or indirectly controlled by any of the foregoing entities, whether through equity ownership, contractual arrangements or otherwise). The Company may amend the Competitors listed in Exhibit B on the date that is six (6) months after the Effective Date, and may further amend the Competitors listed in Exhibit B at the end of each six (6) month period thereafter (each date, a “Competitor Amendment Date”); provided that, if a Competitor Amendment Date does not fall on a Business Day, the Company may make any amendments to Exhibit B on the first Business Day following the Competitor Amendment Date; and provided further that Exhibit B shall not be amended to contain more than eight (8) Competitors.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Equity Securities” means any Common Shares or Common Share Equivalents of the Company.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holders” means the Investors, together with the permitted transferees and assigns of the Investors who become parties to this Agreement.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liquidation Event” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Permitted Transferee” has the meaning set forth in Section 2.5 hereof.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Qualified IPO” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

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“Series A Preferred Shares” means the Company’s issued and outstanding Series A-1 Preferred Shares, par value US$0.0001 per share, and Series A-2 Preferred Shares, par value US$0.0001 per share.

“Series B Preferred Shares” means the Company’s issued and outstanding Series B Preferred Shares, each with a par value US$0.0001 per share, issued pursuant to the Series B Purchase Agreement.

“Shares” means Common Shares and Preferred Shares.

2. Rights of First Refusal and Co-Sale Rights

2.1 Prohibition on Transfer of Shares.

(a) Holders of Common Shares. Except for Selling Shareholders (as defined below) exercising their right to participate in a sale of Equity Securities pursuant to Section 2.3, no Ordinary Shareholder, regardless of any such Ordinary Shareholder’s employment status with the Company, may transfer any direct or indirect interest in any Equity Securities now or hereafter owned or held by him or her at any time prior to the completion of a Qualified IPO, unless otherwise approved in writing by the holders of the Preferred Shares representing not less than eighty-five percent (85%) of the aggregate voting power of the Equity Securities held by holders of all the Preferred Share; provided, that such consent shall not be required if the Preferred Shares in the aggregate account for less than thirty percent (30%) of the Company’s total issued and outstanding Equity Securities on an as-if converted basis. For the purposes hereof, redemption or repurchase of Shares by the Company shall not be prohibited under this clause.

(b) Transfer Restriction. For so long as any Series B Preferred Share remains outstanding, and notwithstanding any other provision in this Agreement, none of the Ordinary Shareholders may offer, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities now or hereafter owned or held by him or her at any time unless (a) the aggregate price to be paid to the transferor per Equity Security is higher than the Original Series B Issue Price (as such term is defined in the Memorandum and Articles, and as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) or (b) with the prior approval of Series B Investors representing more than seventy percent (70%) of the aggregate voting power of the Equity Securities held by all of the Series B Investors.

(c) Prohibited Transfers Void. Any transfer of Equity Securities by an shareholder not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

2.2 Rights of First Refusal.

(a) Transfer Notice. Prior to the closing of a Qualified IPO, if any shareholder proposes to transfer any Equity Securities (such holder, a “Transferor”) to one (1) or more third parties that are not Affiliates of such holder (or otherwise related to such holder through common ownership or Control) pursuant to an understanding with such third parties (a “Transfer”), then the Transferor shall give the each of Holders and each of the holders of more than ten percent (10%) of the then outstanding Common

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Shares of the Company, excluding the Transferor (together with the Holders, the “Major Shareholders”), and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

(b) Major Shareholders’ Option.

(i) Each Major Shareholder shall have an option for a period of twenty (20) days following such Major Shareholder’s receipt of the Transfer Notice (the “Major Shareholder Option Period”) to elect to purchase all or part of its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Major Shareholder Option Period as to the number of such Offered Shares that it wishes to purchase.

(ii) For the purposes of this Section 2.2(b), the pro rata share of each Major Shareholder of the Offered Shares shall be equal to (i) the total number of Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Share Equivalents) owned by such Major Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) held by all Major Shareholders on such date.

(iii) If any Major Shareholder fails to exercise its right to purchase its full pro rata share of the Offered Shares, the Transferor shall deliver written notice within five (5) days after the expiration of the Major Shareholder Option Period to the Company and any Major Shareholder specifying the number of unpurchased Offered Shares (the “Second Transfer Notice”). Each Major Shareholder that exercises in full its right of first refusal under Section 2.2(b)(i) above (an “Exercising Shareholder”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Transfer Notice (the “Re-allotment Period”); provided, however, that if the Exercising Shareholders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Shareholders in accordance with their relative pro rata shares.

(iv) Subject to applicable securities Laws, each Major Shareholder shall be entitled to apportion Offered Shares to be purchased among its Affiliates upon written notice to the Company and the Transferor.

(v) If a Major Shareholder gives the Transferor notice that it desires to purchase Offered Shares, and, as the case may be, its re-allotment, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed to by the Transferor

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and all the participating Major Shareholders and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 2.2(c).

(vi) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Major Shareholder has elected to purchase under this Section 2.2(b) any Offered Shares offered thereby.

(c) Valuation of Property.

(i) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Major Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(ii) If the Transferor and the Major Shareholders cannot agree on such cash value within the Major Shareholder Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Major Shareholders or, if they cannot agree on an appraiser within the Major Shareholder Option Period, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(iii) The cost of such appraisal shall be shared equally by the Transferor and the Major Shareholders, with the half of the cost borne by the Major Shareholders to be borne pro rata by each Major Shareholder based on the number of shares such Major Shareholder has elected to purchase pursuant to this Section 2.

(iv) If the value of the purchase price offered by the prospective transferee is not determined within the sixty (60) day period specified in Section 2.2(b)(v) above, the closing of the Major Shareholders’ purchase shall be held on or prior to the fifth (5th ) business day after such valuation shall have been made pursuant to this Section 2.2(c).

(d) Company’s Option.

(i) During the period commencing on the Effective Date until the second (2nd) anniversary of the Effective Date (inclusive), if a Holder proposes to transfer any Preferred Shares to a Competitor and the other Major Shareholders fail to agree to purchase all of such Preferred Shares pursuant to Section 2.2(b), the Company shall have an option for a period of ten (10) days following the expiration of the Major Shareholder Option Period, or in the event that a Second Transfer Notice is issued pursuant to Section 2.2(b)(iii), a period of ten (10) days following the expiration of the Re-allotment Period, to elect to purchase all or part of such Preferred Shares that the other Major Shareholders fail to agree to purchase (the “Remaining Offered Shares”) at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before the expiration of such ten (10) day period. Following the second (2nd) anniversary of the Effective Date until (but not including) the third (3rd) anniversary of the Effective Date, if a Holder proposes to transfer any

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Preferred Shares to a Competitor and the other Major Shareholders fail to agree to purchase all of such Preferred Shares pursuant to Section 2.2(b), the Company shall have an option for a period of ten (10) days following the expiration of the Major Shareholder Option Period, or in the event that a Second Transfer Notice is issued pursuant to Section 2.2(b)(iii), a period of ten (10) days following the expiration of the Re-allotment Period, to elect to purchase all (but not part) of the Remaining Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of such ten (10) day period.

(ii) Sections 2.2(b)(v), 2.2(b)(vi) and 2.2(c) shall be applied mutatis mutandis in respect of the Company’s exercise of its option to purchase the Remaining Offered Shares pursuant to this Section 2.2(d).

2.3 Right of Co-Sale.

(a) To the extent the Major Shareholders do not exercise their respective rights of first refusal as to all of the Equity Securities proposed to be sold by any Holder pursuant to Section 2.2(b), each Major Shareholder that did not exercise its right of first refusal with respect to such Offered Shares shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within the Major Shareholder Option Period (such Major Shareholder, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more of the Major Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

(i) The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 2.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Equity Securities (assuming the exercise, conversion and exchange of any Common Shares Equivalents) owned by all Selling Shareholders of the Company on the date of the Transfer Notice.

(ii) Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Equity Securities in lieu of Common Shares, such Selling Shareholder shall only deliver Common Shares (and therefore shall convert any such Equity Securities into Common Shares) and certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iii) The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 2.3(a)(iii) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms

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and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale.

(iv) To the extent that any prospective purchaser prohibits the participation of a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4 Non-Exercise of Rights.

(a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Major Shareholders and/or the Company have not exercised their rights to purchase all Offered Shares within the time periods specified in Section 2.2, and the Major Shareholders have not exercised their rights to participate in the sale of all Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.

(b) In the event the Transferor does not consummate the sale or disposition of any Offered Shares within sixty (60) days from the expiration of such rights, the Major Shareholders’ first refusal rights and co-sale rights and the Company’s rights under Section 2.2(d) shall continue to be applicable to any subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c) The exercise or non-exercise of the rights of the Major Shareholders and/or the Company under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5 Limitations to Rights of First Refusal and Co-Sale. Notwithstanding the provisions of this Section 2, any Ordinary Shareholder or Holder may sell or otherwise assign, with or without consideration, any Equity Securities now or hereafter held by such Person, to an Affiliate of such Person, or to any spouse, parent, lineal descendants, or to a trust, custodian, trustee, executor, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account, or a charitable remainder trust (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and such sale or assignment shall not be subject to Sections 2.1, 2.2 or 2.3, except as required by applicable Law. In addition, if any Ordinary Shareholder or Holder wishes to sell any Equity Securities in the Qualified IPO, such sale shall not be subject to Sections 2.1, 2.2 or 2.3 hereof.

3. Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and

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legal representatives, but shall not otherwise be for the benefit of any third party. Except as otherwise provided herein, the rights of any Major Shareholder hereunder are only assignable in connection with the Transfer (subject to applicable securities and other Laws) of Equity Securities held by such Major Shareholder but only to the extent of such Transfer; provided, however, that (i) the Transferor shall, prior to the effectiveness of such Transfer, furnish to the Company written notice of the name and address of such Transferee and the Equity Securities that are being assigned to such Transferee, and (ii) such Transferee shall, concurrently with the effectiveness of such Transfer, become a Party to this Agreement as an Ordinary Shareholder or Holder, as the case may be, and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other Parties.

4. Legend. Each existing or replacement certificate for Equity Securities now owned or hereafter acquired by any holder shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE MEMBER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

5. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Party agrees to cooperate affirmatively with the other parties, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto.

6. Miscellaneous

6.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York without regard to conflicts of law provisions.

6.2 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

6.3 Term. This Agreement shall terminate upon the earlier of the closing of a Qualified IPO or a Liquidation Event.

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6.4 Entire Agreement. This Agreement, the Series B Purchase Agreement and the exhibits hereto and thereto contain the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede all other agreements (including without limitation the Prior Agreement) between or among any of the parties with respect to the subject matter hereof.

6.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Ordinary Shareholders, (iii) Series A Investors representing not less than two thirds (2/3rds) of the aggregate voting power of the Equity Securities held by the all of the Series A Investors and (iv) Series B Investors representing more than seventy percent (70%) of the aggregate voting power of the Equity Securities held by the all of the Series B Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

6.6 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.7 Attorney’s Fees. In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

6.10 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within three days after one Party hereto has delivered to the other Party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either Party with notice to the other (the “Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Party or the Parties initiating the arbitration shall jointly appoint one (1) arbitrator in the Notice. The other Party or Parties named to the arbitration shall jointly select one (1) arbitrator within thirty (30) days

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after-receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. Such arbitrators shall be freely selected, and the parties and the Chairman of the Centre shall not be limited in their selection to any prescribed list. If either Party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the United Nations Commission on International Trade Law Arbitration Rules pursuant to the Centre procedures for the administration of international arbitration in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 6.10, including the provisions concerning the appointment of arbitrators, the provisions of this Section 6.10 shall prevail.

(d) Each Party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either Party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

6.11 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

6.12 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

6.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CDMTV HOLDING COMPANY

By:
	Name:	Limin Li
	Title:	Director

	Address:	c/o China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees Garden
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
	Attn:	Limin Li, Chairman
	Facsimile:	(86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
	Attn:	Z. Julie Gao, Esq.
	Facsimile:	(852) 2522-7006

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES A INVESTORS:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C., its Investment Manager	By:	OZ Management, L.L.C., its Investment Manager

By:		By:
Name:	Joel M. Frank	Name:	Joel M. Frank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

OZ Global Special Investments Master Fund, L.P.

By:	OZ Advisors, L.L.C., its General Partner

By:	Och-Ziff Associates, L.L.C. its Managing Member

By:
Name:	Joel M. Frank
Title:	Chief Financial Officer

Address (for each Investor listed on this page):

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AXIAL:	AXIAL GROUP LIMITED

By:
	Name:	Andrew Shi Siao
	Title:	Director

By:
	Name:	Jor Teck Law
	Title:	Director

	Address:	c/o Wisdom Business Services Limited
Room 605, 6/F Bank of America Tower
12 Harcourt Road, Central, Hong Kong
	Attn:	Jor Teck Law
	Facsimile:	(852) 3010 5309

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTORS:

Milestone Mobile TV Media Holdings I Limited	Milestone Mobile TV Media Holdings II Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

Milestone Mobile TV Media Holdings III Limited	Milestone Mobile TV Media Holdings IV Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

IPROP Holdings Limited

By:

By:
Name:
Title:

Address (for each Investor):

Unit 2109, Fortune Gate

1701 West Beijing Road

Shanghai 200040, P.R. China

Attention: Ms. Yunli Lou

Fax: +86 (21) 6288 4844

With a copy to each of:

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040, P.R. China

Attention: Kurt Berney

Fax: +86 (21) 2307 7300

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GSPS Asia Limited

By
Name:
Title:

Address:

Level 3, Alexander House, 35 Cybercity,

Ebene, Mauritius

Attention: Mr. Ben Lim

Fax: +(230) 403 0801

With a copy to (which shall not constitute notice):

c/o Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center,

2 Queen’s Road Central, Hong Kong

Attention: The General Counsel

Fax: +(852) 2978 1966

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORDINARY SHAREHOLDERS:	LIMIN LI

	ID Number:	440301610103081
	Address:

	YANQING LIANG

	ID Number:	230102197203296124
	Address:

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EXHIBIT A(i)

SERIES B INVESTORS

•	Milestone Mobile TV Media Holdings I Limited

•	Milestone Mobile TV Media Holdings II Limited

•	Milestone Mobile TV Media Holdings III Limited

•	Milestone Mobile TV Media Holdings IV Limited

•	IPROP Holdings Limited

•	GSPS Asia Limited

EXHIBIT A(ii)

SERIES A INVESTORS

•	OZ Master Fund, Ltd.

•	OZ Asia Master Fund, Ltd.

•	OZ Global Special Investments Master Fund, L.P.

•	Axial Group Limited

EXHIBIT A(iii)

ORDINARY SHAREHOLDERS

•	Limin Li

•	Yanqing Liang

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EXHIBIT B

COMPETITORS

•	Focus Media Holding Limited

•	TOWONA

•	Bus Online

•	CGEN Digital Media Network Co., Ltd.

•	Digital Media Group Co., Ltd.

•	Clear Media Limited

•	Airmedia Advertising Co., Ltd

•	TOM Group Limited

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EXHIBIT G

DISCLOSURE SCHEDULE

This Disclosure Schedule has been prepared jointly by the Company, CDMTV, WFOE, Shenzhen HDTV Industrial Investment Co., Ltd., all members of the Company Group and the Key Shareholders (collectively, the “Disclosers”), in connection with that certain Share Purchase Agreement (the “Share Purchase Agreement”) dated as of March 9, 2007 by and among the Disclosers and other parties thereto.

Each disclosure by the Disclosers in any section of this Disclosure Schedule shall constitute disclosure by the Disclosers with respect to the specifying referenced section of representations and warranties made by the Disclosers in the Share Purchase Agreement to the extent disclosure is reasonably apparent and such disclosure shall constitute a representation on the part of the Disclosures and an integral part of the Share Purchase Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Share Purchase Agreement. Capitalized terms used herein and not defined herein shall have the meaning given them in the Share Purchase Agreement.

3.2 Capitalization and Voting Rights

(b)

i. The registered capital of Beijing Beiguang Media Ad. Company Limited (“Beijing Beiguang”) is RMB 10,000,000. RMB 2,000,000 has been paid as the first installment of the registered capital of Beijing Beiguang, and the remaining amount is required to be paid no later than December 6, 2008.

ii. The registered capital of Hubei China Mobile Television Company Limited (“Hubei CDMTV”) is RMB 20,000,000. RMB 6,200,000 has been paid as the first installment of the registered capital of Hubei CDMTV, and the remaining amount is required to be paid no later than July 26, 2008.

iii. On February 15,2007, according to requirements of the Share Pledge Agreement signed on the same day , Li Limin and Liang Yanqing pledged 100% share of CDMTV owned by them to CDMTV Technology(70% as to Li Limin and 30% as to Liang Yanqing).

3.10 Financial Statement

(a) The audited consolidated statements of operations and cash flows of the Company Group for the year ended December 31, 2005, prepared under U.S. GAAP. (See Annex 1 hereto)

(b) The audited consolidated balance sheet of the Company Group as of December 31, 2005 prepared under U.S. GAAP. (See Annex 1 hereto)

(c) The unaudited consolidated financial statements for the year ended and as of December 31, 2006. (See Annex 2 hereto)

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(d) The unaudited consolidated financial statements for the month ended and as of January 31, 2007. (See Annex 3 hereto)

3.11 Changes

(b) Resignation or termination since the Statement Date:

i. In January 2007, Mr. Cao Bin resigned from his position as General Manager of CDMTV Nanjing Branch.

(d) Change, amendment to or termination of Material Contracts since the Statement Date:

i. On February 15, 2007,CDMTV and CDMTV Technology signed the Technology Consultant and Management Service Agreement. The previous Technology Consultant and Management Service Agreement which was signed on March 31, 2006 was terminated.

ii. On February 15, 2007, CDMTV and CDMTV Technology signed the Domain Name License Agreement. The previous Domain Name License Agreement which was signed on March 31, 2006 was terminated.

iii. On February 15, 2007, CDMTV Technology, Li Limin and Liang Yanqing signed the Equity Purchase Option Agreement. The previous Equity Purchase Option Agreement which was signed on March 31, 2006 was terminated .

iv. On February 15, 2007, CDMTV Technology, Li Limin and Liang Yanqing signed the Loan Agreement. The previous Loan Agreement which was signed on March 31, 2006 was terminated.

v. On February 15 ,2007, CDMTV Technology, Li Limin and Liang Yanqing signed the Share Pledge Agreement .The previous Share Pledge Agreement which was signed on March 31, 2006 was terminated.

vi. On February 15 ,2007, Li Limin signed the Notice of Amendment to the Proxy Letter which has been agreed by CDMTV Technology . Since the signing, the Proxy Letter which was signed on March 31, 2006 will remain in full effect until February 15, 2032.

vii. On February 15 ,2007, Liang Yanqing signed the Notice of Amendment to the Proxy Letter which has been agreed by CDMTV Technology . Since the signing, the Proxy Letter which was signed on March 31, 2006 will remain in full effect until February 15, 2032.

3.14 Commitments

(a) Material Contracts

Contracts signed by CDMTV Holding Company

Code	Signed on	Signed with	Content
	12/4/2006	Latham &Watkins LLP	Engagement Email of American Law Firm for Series-B financing

	8/1/2006	Axial Group Limited	Engagement Agreement of Financial Advisor for Series-B financing

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Contracts signed by CDMTV

i. Equipment Purchase Contracts

Code	Signed on	Signed with
CMTV-ZBU-CG-05001	5/29/2005	Chengdu Sobey Digital Technology Co., Ltd

CMTV-CDU-CG-05007	8/24/2005	Xiamen Xoceco New Technology Co., Ltd

CMTV-JLN-CG-05001	9/29/2005	Chengdu Sobey Digital Technology Co., Ltd

CMTV-TY-CG-05009 (NT-XS-05-249)	10/25/2005	Xiamen Xoceco New Technology Co., Ltd

CMTV-TY-CG-05009 attachment 1 (NT-XS-05-255)	11/25/2005	Xiamen Xoceco New Technology Co., Ltd

CMTV-TY-CG-05009 attachment 2 (NT-XS-05-256)	12/5/2005	Xiamen Xoceco New Technology Co., Ltd

CMTV-DLN-CG-05001	12/1/2005	Chengdu Sobey Digital Technology Co., Ltd

CMTV-TY-CG-0511	12/2/2005	Shenzhen Leaguer Digital TV Co., Ltd

CMTV-TY-CG-05009 attachment 4 (NT-XS-06-012)	2/13/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-TY-CG-05009 attachment 5 (NT-XS-06-024)	03/10/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06002	3/30/2006	Shenzhen Leaguer Digital TV Co., Ltd

CMTV-CG-06001	3/30/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 1	4/17/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 2	4/17/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 4	4/17/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 3	4/17/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 5	4/17/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 7	4/29/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06001 attachment 6	4/19/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-CG-06002 attachment 4	5/17/2006	Shenzhen Leaguer Digital TV Co., Ltd

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ii. Equipment Sales Contracts

Code	Signed on	Signed with
CMTV-CDU-XS-06001	1/6/2006	Chengdu China Digital Mobile Television Company Limited (”Chengdu CDMTV “)

CMTV-CDU-XS-06002	2/25/2006	Chengdu CDMTV

CMTV-CDU-XS-06003	2/28/2006	Chengdu CDMTV

CMTV-JLN-XS-05004	12/30/2005	Jilin Mobile Television Company Limited (”Jilin CDMTV”)

CMTV-JLN-XS-06001	2/13/2006	Jilin CDMTV

CMTV-DLU-XS-06001	3/30/2006	Dalian Mobile Digital Television Company Limited (“Dalian CDMTV”)

CMTV-CDU-XS-06004	4/5/2006	Chengdu CDMTV

CMTV-CDU-XS-06005	4/3/2006	Chengdu CDMTV

CMTV-DLN-XS-06002	4/27/2006	Dalian CDMTV

CMTV-JLN-XS-06002	4/3/2006	Jilin CDMTV

CMTV-ZZ-XS-06001	4/26/2006	Henan Cable China Mobile Television Company Limited (“Henan CDMTV”)

iii. Investment Contracts

Signed with	Signed on	Name of Contract	Content
Dalian SARFT Media Service Center	12/18/2005	Cooperation contract on Dalian Terrestrial Digital TV Project	Joint venture investment contract

Shenzhen Digital TV Research and Development and Industrializing Office (SDTVRDIO)	8/24/2005	Equity Transfer Agreement	SDTVRDIO transferred its 51% equity interest of Shenzhen HDTV Industrial Investment Co., Ltd.(“SZHDTV”) to CDMTV

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Shenzhen Huazhihui Investment Co.,Ltd (Huazhihui)	2/27/2006	Equity Transfer Agreement	Huazhihui transferred its 49% equity interst of SZHDTV to CDMTV

Shenzhen Champs Elysees Investing Management Co., Ltd	12/10/2005	Equity Transfer Agreement	Shenzhen Champs Elysees Investing Management Co., Ltd transferred its 49% equity interest of Chengdu Digital TV Co., Ltd to CDMTV

Shenzhen Champs Elysees Investing Management Co., Ltd, Jilin TV Station	9/5/2005	Supplement to Joint Venture Investment contract	CDMTV accepted all rights, obligations and liabilities of Champs Elysees Investing Management Co., Ltd. and established Jilin JV with Jilin TV station

Harbin TV Station	8/23/2005	Supplemental contract to Harbin Terrestrial Digital TV Project	Joint venture investment contract

Henan Cable Television Network Group Co., Ltd	6/8/2006	Cooperation contract on Henan Terrestrial Digital TV Project	Joint venture investment contract

Hubei Broadcast and Television General Station	6/6/2006	Cooperation contract on Hubei Terrestrial Digital TV Project	Joint venture investment contract

Tianbai Network Technology(Shanghai) Co., Ltd(“Tianbai”)	8/28/2006	Equity Transfer Agreement	Tianbai transferred its 14% equity interest of Wuxi Guangtong Digital Mobile TV Co., Ltd to CDMTV

Suzhou Broadcast and Television General Station	11/8/2006	Cooperation contract on Suzhou Terrestrial Digital TV Project	Joint venture investment contract

Changzhou TV Station	12/21/2006	Cooperation contract on Changzhou Terrestrial Digital TV Project	Joint venture investment contract

Ningbo Broadcast and Television Group	11/16/2006	Cooperation contract on Ningbo Terrestrial Digital TV Project	Joint venture investment contract

Ningbo Broadcast and Television Group	1/10/2007	Supplement to Cooperation contract on Ningbo Terrestrial Digital TV Project	Supplement to joint venture investment contract

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iv. Advertisement Contracts

Code	Signed on	Signed with	Content
	2/26/2006	Qingdao SARFT Digital TV Co., Ltd	Media Cooperation Contract

	1/11/2006	Liaoning Beidou Xingkong Digital TV Media Co., Ltd	Exclusive Ad. Agent Contract

	3/28/2006	China Wuxi Mobile TV Multimedia Co., Ltd.	Media Cooperation Contract

	3/24/2006	Hangzhou SARFT Bus Mobile Multimedia Co., Ltd	Media Cooperation Contract

GX-06-04-01	4/10/2006	Changchun Kunshan Medical Trading Co., Ltd	Ad Sales Contract

NT-XS-06-167	2/14/2006	Xiamen Xoceco New Technology Co., Ltd	Ad Sales Contract

20051103	11/30/2005	Chengdu CDMTV	Ad Time Purchase Contract

GM-06-04-02	4/15/2006	Dalian CDMTV	Ad Time Purchase Contract

GM-06-04-01	4/21/2006	Jilin CDMTV	Ad Time Purchase Contract

GM-06-05-01	5/16/2006	Haerbin China Mobile Television Company Limited (“Haerbin CDMTV”)	Ad Time Purchase Contract

	1/18/2007	Chengdu CDMTV	Ad Time Purchase Contract

GX-06-40-02	6/20/2006	Xiamen Huaqiao Electronic Stock Company	Ad Sales Contract

NT-XS-06-103	6/20/2006	Xiamen Xoceco New Technology Co.,Ltd	Ad Sales Contract

GX-06-06-03	6/1/2006	Shenzhen Duobiao Ad. Co.,Ltd	Ad Sales Contract

GD-06-07-25	8/12/2006	Shanghai Hanbang Ad. Co. Ltd	Ad Agency contract

GX-06-10-01	9/30/2006	Shenzhen Xuanyan Ad. Co. Ltd	Ad Sales Contract

GX-06-11-01	10/25/2006	Shenzhen Guihuatian Dietetic Industry Co., Limited	Ad Sales Contract

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GX-06-11-02	10/28/2006	Shenzhen Xuanyan Ad. Co. Ltd	Ad Sales Contract

GX-06-12-01	12/14/2006	Xiamen Xoceco New Technology Co.,Ltd	Ad Sales Contract

GX(BJ)-06-11-02	11/10/2006	Beijing Qiangsili Ad. Co. Ltd	Ad Sales Contract

GX-07-01-01	12/13/2006	YUMI Restaurants (China) Investment Company Limited	Ad Sales Contract

GX-07-01-05	12/22/2006	Guangzhou Luck Company Limited	Ad Sales Contract

Gx-07-01-06	12/25/2006	Mai Mark Ad. Company Limited	Ad Sales Contract

GX(BJ)-06-12-03	12/29/2006	Beijing One Sunlight Ad. Co. Ltd	Ad Sales Contract

LB-06-04-03	05/09/2006	China Wuxi Mobile TV Multimedia Co., Ltd.	Ad Releasing Contract for PRIMA

LB-06-09-02	9/11/2006	China Wuxi Mobile TV Multimedia Co., Ltd	Ad Releasing Contract for Tayoi

SR06057	09/30/2006	Xingchao International Ad. Media Company Limited	Ad Sales Contract

	12/31/2006	Shenzhen Mobile Television Company Limited	Exclusive Ad Agent Contract

	10/13/2006	Beijing SAMC Mobile TV Company Limited	Exclusive Ad Agent Contract

	10/23/2006	Nanjing SARFT Mobile TV Development Co., Ltd.	Exclusive Ad Agent Contract

	1/16/2007	Guangzhou Metro TV Media Co., Ltd.	Exclusive Ad Agent Contract

	2/12/2007	Shanghai Tayoi Trade Co., Ltd.	Ad Sales Contract

v. Other Contracts

Code	Signed on	Signed with	Content
05-T-007	8/30/2005	Shenzhen Meidi Real Estate Development Co., Ltd	Lease contract on block #7 in Champs Elysees Terrace

05-T-015	12/28/2005	Shenzhen Meidi Real Estate Development Co., Ltd	Lease contract on first Floor of block #6

	8/25/2005	Champs Elysees Club Management Co., Ltd	Housekeeping service Contract

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2/5/2007	Beijing King &Wood Law Firm (Shenzhen branch)	Engagement Agreement of Chinese Law Firm

5/11/20061	CTR Market Research Co., Ltd.	Engagement Agreement of Advertisement Inspection Service

2/15/2007	CDMTV Digital Technology Consulting Co., Ltd.	Domain Name License Agreement

2/15/2007	CDMTV Digital Technology Consulting Co., Ltd.	Technology Consultant and Management Service Agreement

3/31/2006	CDMTV Digital Technology Consulting Co., Ltd.	Assets & Business Transfer Agreement

4/16/2006	CDMTV Digital Technology Consulting Co., Ltd.	Loan Agreement

12/21/2006	Jiangsu Changzhou Public Traffic Group Company	Agreement of Cooperation and Terminals Installation

Contracts signed by CDMTV Digital Technology Consulting Co., Ltd. (“CDMTV Technology”)

i. Equipment Purchase Contracts

Code	Signed on	Signed with
CMTV-CG-06001 Attachment 8	6/28/2006	Xiamen Xoceco New Technology Co., Ltd

CMTV-WH-CG-06001	8/3/2006	Chengdu Sobey Digital Technology Co., Ltd

CMTV-CG-06001 Attachment 9	9/14/2006	Xiamen Xoceco New Technology Co., Ltd

ii. Equipment Sales Contracts

Code	Signed on	Signed with
CMTV-ZZ-XS-06002	7/10/2006	Henan CDMTV

CMTV-WH-XS-06001	8/03/2006	Hubei CDMTV

CMTV-WH-XS-06002	8/8/2006	Hubei CDMTV

CMTV-DLN-XS-06003	7/20/2006	Dalian CDMTV

CMTV-WH-XS-06003	10/10/2006	Hubei CDMTV

CMTV-WH-XS-06004	10/31/2006	Hubei CDMTV

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iii. Other contracts

Signed on	Signed with	Content
4/1/2006	Shenzhen Meidi Real Estate Development Co., Ltd	Lease Contract on Block 6#, Room 201 in Champs Elysees Terrace

2/15/2007	Li Limin, Liang Yanqing	Loan Agreement

2/15/2007	Li Limin, Liang Yanqing	Share Pledge Agreement

2/15/2007	Li Limin, Liang Yanqing	Equity Purchase Option Agreement

Contracts signed by Shenzhen HDTV Industrial Investment Co., Ltd.

Signed on	Signed with	Content
8/1/2005	Shenzhen SARFT Group; Shenzhen Topway Co., Ltd	Capital Enlargement Contract : Shenzhen HDTV Industrial Investment Co., Ltd invested in Shenzhen Mobile TV Co., Ltd to purchase 25% of its equity interest.

2/27/2006	Shenzhen Meidi Real Estate Development Co., Ltd	Lease Contract on block 6#, room 202A in Champs Elysees Terrace

Contracts signed by Chengdu China Digital Mobile Television Company Limited (“Chengdu CDMTV”)

Signed on	Signed with	Content
12/13/2006	Sichuan Aomei JiahuaAd. Co., Ltd.	Ad. Sales Contract

2/2/2007	Sichuan Bodao Ad. Media Co., Ltd.	Ad. Sales Contract

1/24/2006	Chengdu TV Station	Terrestrial Digital Television Operation Right License Agreement

7/5/2005	Chengdu Public Traffic Group Company	Agreement of Cooperation and Terminals Installation

Contracts signed by Haerbin China Mobile Television Company Limited (“Haerbin CDMTV”)

Signed on	Signed with	Content
12/28/2005	Beijing Beida Founder Electronics Company Limited	Equipment Purchase Contract

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11/8/2005	Heilongjiang Airdrome Management Group Company Limited	Agreement of Cooperation and Terminals Installation

2/21/2006	Haerbin Public Trolleybus Company	Agreement of Cooperation and Terminals Installation

3/23/2006	Haerbin Siruite Technology exploitation Company Limited	Agreement of Cooperation and Terminals Installation

7/21/2006	Haerbin Aixin Car Service Company Limited	Agreement of Cooperation and Terminals Installation

11/1/2006	Haerbin Longhui Technology Exploiting Company Limited	Agreement of Cooperation and Terminals Installation

Apart from the contracts mentioned above, Haerbin CDMTV has executed 52 Cooperation and Terminals Installation agreements. According to these agreements, Haerbin CDMTV will install fixed terminals on sites concerned. All such agreements are valid for over one year, and Haerbin CDMTV has no obligation to pay any fee to the counterparty of these agreements. These agreements are not separately listed here.

Contracts signed by Jilin Mobile Television Company Limited (“Jilin CDMTV”)

Signed on	Signed with	Content
1/1//2007	Jilin Fujian Culture Media Company Limited	Ad. Sales Contract

12/30/2005	Changchun Public Traffic (Group) Company Limited	Agreement of Cooperation and Terminals Installation

10/31/2005	Changchun Weiyuan Company Limited	Agreement of Cooperation and Terminals Installation

Contracts signed by Dalian Mobile Digital Television Company Limited (“Dalian CDMTV”)

Signed on	Signed with	Content
8/22//2006	Dalian Juhe Ad Company Limited	Ad Sales Contract

9/1/2006	Dalian Maichi Ad Media Development Company Limited	Ad Sales Contract

9/1/2006	Dalian Minghe Media Company Limited	Ad Sales Contract

11/27//2006	Dalian Jinying Ad Planning Company Limited	Ad Sales Contract

12/1/2006	Dalian Tianxing Media Ad Company Limited	Ad Sales Contract

5/8/2006	Dalian SARFT Media Service Centre	Resource License Agreement

1/10/2006	Dalian Ganghao Car Service Company Limited	Agreement of Cooperation and Terminals Installation

4/18/2006	Dalian Xiandai Rail Transit Company Limited	Agreement of Cooperation and Terminals Installation

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4/6/2006	Dalian Economic Technical Development Area Zhongshan Bus Company Limited	Agreement of Cooperation and Terminals Installation

4/4/2006	Dalian Shuntong Car Service Company Limited	Agreement of Cooperation and Terminals Installation

5/30/2006	Dalian Guanzhong Public Traffic Company Limited	Agreement of Cooperation and Terminals Installation

5/22/2006	Dalian First Bus Company	Agreement of Cooperation and Terminals Installation

5/22/2006	Dalian Guanzhong Public Traffic Company Limited	Agreement of Cooperation and Terminals Installation

Contracts signed by Hubei China Mobile Television Company Limited (“Hubei CDMTV”)

Signed on	Signed with	Content
11/8/2006	Wuhan Public Traffic Group Company Limited	Agreement of Cooperation and Terminals Installation

10/19/2006	Wuhan Hannan District Liaoyuan Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/29/2006	Wuhan Steel Group Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/27/2006	Wuhan Hantong Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/18/2006	Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/22/2006	Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/18/2006	Second Transportation Team of Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/12/2006	Wuhan Qingshan District Xiangyun Industry and Trade Company Limited	Agreement of Cooperation and Terminals Installation

8/26/2006	Wuhan Jiaxingda Transportation Company Limited	Agreement of Cooperation and Terminals Installation

8/27/2006	Wuhan Qingqing Transportation Company Limited	Agreement of Cooperation and Terminals Installation

9/28/2006	Wuhan Meizhong Media Ad. Company Limited	Agreement of Cooperation and Terminals Installation

9/28/2006	Tenth Route Bus Team of Wuhan Public Traffic Company Limited	Agreement of Cooperation and Terminals Installation

8/1/2006	Wuhan Xintian Transportation Company Limited	Agreement of Cooperation and Terminals Installation

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7/11/2006	Ad. Company of Wuhan Public Traffic Group Company Limited, Wuhan Ferry Group Company	Agreement of Cooperation and Terminals Installation

9/28/2006	Wuhan Car Ferry Management Station	Agreement of Cooperation and Terminals Installation

8/3/2006	Wuhan Xiaoxiao Car Renting Company Limited	Agreement of Cooperation and Terminals Installation

11/6/2006	Wuhan Guangda Mansion	Agreement of Cooperation and Terminals Installation

10/17/2006	Wuhan Zhongyuan Hospital	Agreement of Cooperation and Terminals Installation

9/19/2006	CPPCC Hubei Province Committee	Agreement of Cooperation and Terminals Installation

9/27/2006	Hubei Rongjun Hospital	Agreement of Cooperation and Terminals Installation

9/29/2006	Wuhan Wuchang District Government Affairs Center	Agreement of Cooperation and Terminals Installation

3.17 Subsidiaries

Joint Ventures:

(a) Shenzhen Mobile Television Company Limited: Shenzhen HDTV Industrial Investment Co., Ltd owns 24.99% of the equity interest of Shenzhen Mobile Television Company Limited, which is duly incorporated in Shenzhen, China and has the registered capital of RMB46,660,000.

(b) China Wuxi Mobile TV Multimedia Co., Ltd.: CDMTV owns 14% of the equity interest of China Wuxi Mobile TV Multimedia Co., Ltd., which is duly incorporated in Wuhan, China and has the registered capital of RMB20,000,000.

3.20 Related Party Transactions

(a) Lease Agreement

CDMTV signed two lease agreements with Shenzhen Meidi Real Estate Development Company Limited (Shenzhen Meidi) on August 30, 2005 and December 28, 2005, respectively. The monthly rental fee of these two contracts mentioned above is RMB 61580.9 in total . Chairman of CDMTV (Mr. Li Limin) owns 28% equity interest in Shenzhen Meidi.

CDMTV Technology, which is wholly owned by the Company, signed a lease agreement with Shenzhen Meidi on April 1, 2006. According to the contract, the monthly rental fee is RMB 2500.

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Shenzhen HDTV Industrial Investment Co., Ltd , which is wholly owned by CDMTV, signed a lease agreement with Shenzhen Meidi on February 27, 2006. According to the contract, the monthly rental fee is RMB 2500.

(b) Employment Contracts. See Section 3.23 hereof.

(c) Equipment Sales Contracts.

CDMTV and CDMTV Technology sold equipments to JVs other than Shenzhen Mobile Television Company Limited and China Wuxi Mobile TV Multimedia Co., Ltd . See Section 3.14 hereof.

(d) Advertising Contracts

CDMTV signed Ad Contracts with JVs, and should paid advertising fee in the aggregate of approximately RMB 666,363 from the foundation of CDMTV to the end of January of 2007 .See Section 3.14 hereof.

(e)License Contracts

i. Chengdu CDMTV signed off a Terrestrial Digital Television Operation Right License Agreement with Chengdu TV Station. See Section 3.14 hereof.

ii. Dalian CDMTV signed off a Terrestrial Digital Television Operation Right License Agreement with Dalian TV Station. See Section 3.14 hereof.

3.21 Intellectual Property Rights

CDMTV:

Trademark is in the process of being registered.

CDMTV Technology:

(a) IP Rights List

i. Usage rights of Domain Name “ www.cdmtv.tv” (Including its Chinese universal website

ii.Usage rights of Domain Name www.cdmg.cn

Chengdu CDMTV:

(a) IP Rights: Usage rights of Domain Name “www.cdmtv.com.cn”

Haerbin CDMTV:

(a) IP Rights: Usage rights of Domain Name “www.hrbcmtv.com”

Jilin CDMTV:

(a) IP Rights: Usage rights of Domain Name “www.jlmtv.com”

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Dalian CDMTV:

(a) IP Rights: Usage rights of Domain Name “www.dlmdtv.com”

Hubei CDMTV:

(a) IP Rights: Usage rights of Domain Name “www.hbmtv.tv”

3.23 Labour Agreements and Actions

(a) Employment Contracts

All members of Company Group have entered into employment contracts with all of their employees concerning employees’ salaries, compensation and rights/duties of both members and employees. In addition, under the Share Purchase Agreement, applicable members of the Company Group have entered into employment agreements with each “Key Employee” of such members of the Company Group in a form reasonably satisfactory to the Investor.

(b) Incentive Policies: Company Group has the following Incentive Policies that are now on operation

i. CDMTV Holding Company: 2006 Share Incentive Plan

ii. CDMTV: Ad. Sales Management Measures

iii.Chengdu CDMTV:Decision on Trial of Salesperson’s Regulation, the Decision to Adjust Policy of Salesperson’s Salaries and Bonus (on trial)

iv.Haerbin CDMTV: Sales Bonus Motivation Policy

v. Jilin CDMTV : Advertisement Bonus Policy

vi. Dalian CDMTV : Proposal on Compensation and Performance Evaluation of Dalian CEMTV

vii. Hubei CDMTV : Advertisement Bonus Policy

(c) Labour union arrangement of CDMTV Technology Company Limited (CDMTV Technology)

CDMTV Technology is incorporated as a wholly foreign-owned enterprise under the laws of the PRC, whose 100% of the equity interest in the registered capital is wholly owned by the Company.

In accordance with applicable PRC Law, the AOA of CDMTV Technology provides that “ Employees of CDMTV Technology have rights to establish labour union according to <Labour Union Law of PRC> and CDMTV Technology shall allot 2% of all monthly paid salaries and compensation to be allocated to such labour union.”

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3.24 Specific Events

On February 15, 2007, CDMTV Technology, Li Limin and Liang Yanqing signed the Loan Agreement. Since the signing, the previous Loan Agreement which was signed on March 31, 2006 shall be replaced by the newly signed Loan Agreement. According to the newly signed Loan Agreement, CDMTV Technology shall loan RMB50,000,000 to Li Limin and Liang

Yanqing, and the RMB 50,000,000 loaned shall only be contributed by Li Limin and Liang Yanqing to CDMTV as a contribution of registered capital.

Annex 1: Audit Report of Year 2005

Annex 2: Unaudited Financial Statement of Year 2006

Annex 3: Unaudited Financial Statement for the months ended January 31, 2007

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EXHIBIT H

CAPITALIZATION TABLE

Immediately Prior to Initial Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li Limin	15,400,000	38.26%
Ordinary Shareholder - Ms. Liang Yanqing	6,600,000	16.40%
ESOP	4,000,000	9.94%
Series A Preferred Shareholder – OZ	14,000,000	34.78%
Series A Preferred Shareholder – Axial	250,000	0.62%

Total:	40,250,000	100.0%

Immediately Following Initial Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li Limin	15,400,000	31.30%
Ordinary Shareholder - Ms. Liang Yanqing	6,600,000	13.42%
ESOP	4,000,000	8.13%
Milestone Mobile TV Media Holdings I Limited	1,565,295	3.18%
Milestone Mobile TV Media Holdings II Limited	1,565,295	3.18%
Milestone Mobile TV Media Holdings III Limited	223,614	0.45%
Milestone Mobile TV Media Holdings IV Limited	670,841	1.36%
IPROP Holdings Limited	2,236,136	4.55%
GSPS Asia Limited	2,683,363	5.46%
Series A Preferred Shareholders – OZ	14,000,000	28.46%
Series A Preferred Shareholders – Axial	250,000	0.51%

Total:	49,194,544	100.00%

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Immediately Following First Milestone Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li Limin	15,400,000	28.70%
Ordinary Shareholder - Ms. Liang Yanqing	6,600,000	12.30%
ESOP	4,000,000	7.45%
Milestone Mobile TV Media Holdings I Limited	2,347,943	4.38%
Milestone Mobile TV Media Holdings II Limited	2,347,943	4.38%
Milestone Mobile TV Media Holdings III Limited	335,421	0.63%
Milestone Mobile TV Media Holdings IV Limited	1,006,261	1.88%
IPROP Holdings Limited	3,354,204	6.25%
GSPS Asia Limited	4,025,044	7.50%
Series A Preferred Shareholder – OZ	14,000,000	26.09%
Series A Preferred Shareholder – Axial	250,000	0.47%

Total:	53,666,816	100.00%

Immediately Following Second Milestone Closing:

	Number of Shares	Percentage Holding
Ordinary Shareholder - Mr. Li, Limin	15,400,000	26.49%
Ordinary Shareholder - Ms. Liang, Yanqing	6,600,000	11.35%
ESOP	4,000,000	6.88%
Milestone Mobile TV Media Holdings I Limited	3,130,591	5.38%
Milestone Mobile TV Media Holdings II Limited	3,130,591	5.38%
Milestone Mobile TV Media Holdings III Limited	447,228	0.77%
Milestone Mobile TV Media Holdings IV Limited	1,341,681	2.31%
IPROP Holdings Limited	4,472,272	7.69%
GSPS Asia Limited	5,366,725	9.23%
Series A Preferred Shareholder – OZ	14,000,000	24.08%
Series A Preferred Shareholder – Axial	250,000	0.43%

Total:	58,139,088	100.00%

H-1	CDMTV - Series B SPA

EXECUTION COPY

EXHIBIT I

OPINION OF CAYMAN ISLANDS COUNSEL

I-1	CDMTV - Series B SPA

Pre-Initial Closing opinion

Our ref MNH/616818/545893/v5

Your ref

To: The parties set out in the Schedule hereto	Direct: +852 2971 3007
Mobile: +852 9027 8007
E-mail: richard.thorp@maplesandcalder.com

16 March 2007

Dear Sirs

CDMTV Holding Company

We are instructed as Cayman Islands legal advisers to CDMTV Holding Company (the “Company”) to provide certain opinions as set out below.

1.	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals or copies of the following documents:

1.1	the certificate of incorporation of the Company dated 27 January 2006 and the amended and restated memorandum and articles of association of the Company as adopted by Special Resolution dated 12 April 2006 and second amended and restated memorandum and articles of association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on 9 March 2007;

1.2	a certificate of good standing for the Company dated 14 February 2007 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.3	the register of members of the Company as maintained by its registered office in the Cayman Islands;

1.4	the written resolutions of the directors of the Company dated 9 March 2007;

1.5	the written resolutions of the shareholders dated 9 March 2007 conditionally amending the authorised share capital of the Company and conditionally adopting the Restated M&A;

1.6	a certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”);

1.7	a Series B preferred share purchase agreement (the “Share Purchase Agreement”) dated as of 9 March 2007 and made among Milestone Mobile TV Media Holdings I Limited, Milestone Mobile TV Media Holdings II Limited, Milestone Mobile TV Media Holdings III Limited, Milestone Mobile TV Media Holdings IV Limited, IPROP Holdings Limited, GSPS Asia Limited (together the “Investors”), Limin Li, Yangqing Liang , CDMTV Technology Company Co., Ltd. and China Digital Mobile Television Co., Ltd. and the Company;

1.8	an amended and restated shareholders’ agreement (the “Shareholders’ Agreement”) dated as of 9 March 2007 and made among the Company, the Series A Investors, the Series B Investors, and the Ordinary Shareholders (all as defined therein); and

1.9	an amended and restated right of first refusal and co-sale agreement (the “Right of First Refusal and Co-Sale Agreement”) dated as of 6 March 2007 and made among the Company, the Series A Investors, the Series B Investors, and the Ordinary Shareholders (all as defined therein).

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

2.	ASSUMPTIONS

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	The Share Purchase Agreement, the Shareholders’ Agreement and the Right of First Refusal and Co-Sale Agreement (together, the “Agreements”) have been or will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company).

2.2	The Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Agreements.

2.4	The choice of the laws of the State of New York as the governing law of the Agreements has been made by all parties in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and by all other courts under all other relevant laws (other than the laws of the Cayman Islands).

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2.5	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	The genuineness of all signatures and seals.

2.7	All conditions to the valid adoption of the Restated M&A, changes to the authorised share capital and all conditions precedent contained in the Agreements have been satisfied or duly waived and there has been no breach of the terms of the Agreements at the date hereof.

2.8	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Agreements.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Specifically we have made no investigation of the laws of the State of New York and we offer no opinion in relation thereto.

3.	OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands with full corporate power and authority to own its property and assets and to carry on its business in accordance with its Restated M&A and to enter into and execute and perform its obligations under the Agreements, including the issue of the Series B Preferred Shares (the “Series B Shares”) and the registration of the addressees of this opinion in the register of members of the Company as the holders of the Series B Shares. The Company may sue and be sued in its own name under the laws of the Cayman Islands.

3.2	The execution and delivery of the Agreements by the Company and the performance of its obligations thereunder have been duly authorised and approved by all necessary corporate action of the Company and do not violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

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3.3	Each of the Agreements, assuming each has been delivered for and on behalf of the Company, has been duly executed and delivered on behalf of the Company and constitutes legal, valid and binding obligations of the Company enforceable in accordance with their terms except and in so far as such enforcement may be limited as hereinafter set forth.

3.4	The issue of the Series B Shares as set out in the Share Purchase Agreement has been duly authorised and approved by all necessary corporate action of the Company and does not or will not, as the case may be, violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and does not or will not, as the case may be, violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.5	The Series B Shares, when issued by the Company pursuant to the Agreements against payment in full of the consideration thereof set forth in the Agreements and duly registered in the Company’s register of members, will be validly issued as fully paid and non-assessable and will be free and clear of any liens or encumbrances other than those imposed by the holders thereof or pursuant to the Agreements or the Restated M&A. Upon entry on the register of members of the Company, the holders of the Series B Shares will be the registered holders of such number of Series B Shares as noted against its name on such register of members.

3.6	Upon Initial Closing, the authorized share capital will be US$11,000 divided into 76,116,739 Common Shares of US$0.0001 par value each, 15,994,173 redeemable Series A Preferred Shares of US$0.0001 par value each and 17,889,088 redeemable Series B Preferred Shares of US$0.0001 par value each. The Common Shares, Series A Preferred Shares and Series B Preferred Shares will have the rights, preferences, privileges and restrictions set forth in the Restated M&A.

3.7	No authorisations, consents, orders, permissions or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental authority or regulatory body is required in connection with:

3.7.1	the execution and delivery of the Agreements by the Company;

3.7.2	the performance by the Company of its obligations under the Agreements;

3.7.3	the payment of any amount under the Agreements;

3.7.4	subject to the payment of the applicable stamp duty, if any, the enforcement of the Agreements against the Company;

3.7.5	the creation, offer, allotment or issue of the Series B Shares and the Conversion Shares.

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3.8	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.9	It is not necessary to ensure the legality or validity of the creation, offer, issue or allotment of the Series B Shares that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.10	The Company is in good standing with the Registrar of Companies in the Cayman Islands.

3.11	No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of the Agreements, the performance or enforcement of any of them, or the enforcement of the Restated M&A, unless the Agreements are executed in or thereafter brought within the jurisdiction of the Cayman Islands (e.g. for the purposes of enforcement) in which case stamp duty for each of the Agreements will be payable.

3.12	There are currently no taxes, fees or other charges or deductions payable (by withholding or otherwise) to the Cayman Islands Government or any taxing authority thereof either (i) on or by virtue of the execution, delivery or enforcement of the Agreements, (ii) on any payment of any nature to be made by the Company under any of the Agreements or with respect to the Series B Shares or the Conversion Shares, or (iii) the creation, offer, allotment or issue of the Series B Shares or any instrument of transfer of the Series B Shares. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are no exchange control regulations imposed under the laws of the Cayman Islands.

3.13	The choice of the laws of the State of New York, as appropriate, to govern the Agreements will be upheld as a valid choice of law under the laws of the Cayman Islands and the courts of the Cayman Islands would uphold such choice of law in a suit on the Agreements brought in the courts of the Cayman Islands, assuming it is so pleaded. An action against the Company in the Cayman Islands under the Agreements could be instituted in the Grand Court, which has jurisdiction over the Company, without first having to obtain a judgment in respect of the Agreements in a court of the State of New York or any other relevant jurisdiction. In the event of any proceedings being brought in the Cayman Islands courts in respect of a monetary obligation expressed to be payable in a currency other than Cayman Islands dollars, a Cayman Islands court would give judgment expressed as an order to pay such currency or its Cayman Islands dollar equivalent at the time of payment or enforcement of the judgment.

3.14	The courts of the Cayman Islands will recognise and enforce arbitral awards made pursuant to an arbitration agreement in a jurisdiction which is a party to the United Nations Convention on the Recognition of Foreign Arbitral Awards (the “New York Convention”). Hong Kong and the Cayman Islands are parties to the New York Convention with the result that an arbitral award made in Hong Kong pursuant to any of the Agreements will be recognised and enforced in the Cayman Islands unless the party against whom enforcement is sought can establish one of the defences set out in section 7 of the Foreign Arbitral Awards Enforcement Law (1997 Revision) of the Cayman Islands. Section 7 provides that an award may be refused if the person against whom it is invoked proves:

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(i)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity;

(ii)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereon, under the law of the country where the award was made;

(i)	that he was not given proper notice of the appointment of the arbitrator of the arbitration proceedings or was otherwise unable to present his case;

(ii)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission or arbitration save that an award which contains decisions on matters not submitted to arbitration may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those on matters not so submitted;

(iii)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(iv)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

Enforcement of any arbitral award may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy of the Cayman Islands to enforce the award.

3.15	Based on our review of the Register of Writs and other Originating Process for the period from incorporation of the Company, there are no actions pending against the Company in the Grand Court of the Cayman Islands on 9 March 2007. A search at the Companies Registry in the Cayman Islands would not reveal any order or resolution for the winding up of the Company because under Cayman Islands law the records kept by the Registrar of Companies are not documents of public record. The enquiries referred to above which we have made at the Grand Court of the Cayman Islands have revealed no record of the presentation of any winding up petition in respect of the Company. We assume that there has been no change in this position since the date on which the enquiries were made.

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3.16	The Restated M&A has been conditionally adopted and authorised by all necessary action of the Company and will bind the Company and its shareholders to the same extent as if each shareholder had subscribed his name and affixed his seal thereto and there were in the Restated M&A, as the case may be, on the part of each shareholder a covenant to observe all the conditions of the Restated M&A, subject to the provisions of the Companies Law (2004 Revision) of the Cayman Islands.

3.17	While we are not aware of any relevant decided Cayman Islands authority, there is English case law (which would be persuasive, but not binding, in the Cayman Islands courts) which suggests that the Restated M&A constitutes a form of contract (which contract is subject to the statutory provisions of the Companies Law (2004 Revision) of the Cayman Islands) between the Company and a holder of the Series B Shares in respect of such holder’s rights and liabilities as a shareholder of the Company and between the holders of such shares inter se. In the event of a breach of a contractual provision conferring entitlement under the Restated M&A or the application of a statutory provision, the Company and a holder of the Series B Shares would in principle have a right of action, subject always to the qualifications in paragraph 4, and the principles limiting minority actions by shareholders, to enforce and restrain such breach.

3.18	No holder of the Series B Shares will be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any law thereof solely by reason of the negotiation, preparation or execution of the Agreements, the entering into or the exercise of their rights or the performance of their obligations under the Agreements or the holding of the Series B Shares.

3.19	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the state of New York, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.19.1	is given by a competent foreign court;

3.19.2	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.19.3	is final;

3.19.4	is not in respect of taxes, a fine or a penalty; and

3.19.5	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.20	Neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Agreements, which obligations constitute private and commercial acts rather than governmental or public acts.

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3.21	No holder of Series B Shares will be required to be licensed, qualified, or otherwise entitled to carry on business in the Cayman Islands in order to enforce its rights under, or as a consequence of the execution, delivery and performance of the Agreements or the issue, allotment or holding of Series B Shares.

3.22	There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications and limitations:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Agreements are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

4.1.4	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

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4.1.6	obligations to make payments that may be regarded as penalties will not be enforceable;

4.1.7	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum; and

4.1.8	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Agreements whereby the Company covenants not to exercise powers specifically given to its shareholders by The Companies Law (2004 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Cayman Islands stamp duty may be payable if the original Agreements are brought to or executed in the Cayman Islands.

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5	A certificate, determination, calculation or designation of any party to the Agreements as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6	Under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.8	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

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4.9	We make no comment with regard to the references to foreign statutes in the Agreements.

4.10	Cayman Islands court may set aside transactions which are not entered into on behalf of a company bona fide and in its interests and where another party to the transaction exhibits the requisite bad faith. In circumstances where the court finds that the directors of a company have acted in breach of their fiduciary duties to the company, the court may find such directors liable in damages for loss sustained by the company or its creditors as a result.

4.11	Whilst parties to an agreement may agree inter se that respective rights and obligations take effect “as of” a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the Agreements or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion, although addressed to you, may be relied upon by your legal advisers (but in that capacity only). It may not be relied upon by any other person without our prior written consent.

Yours faithfully

MAPLES and CALDER

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Exhibit 4.5

SCHEDULE

•	Milestone Mobile TV Media Holdings I Limited

•	Milestone Mobile TV Media Holdings II Limited

•	Milestone Mobile TV Media Holdings III Limited

•	Milestone Mobile TV Media Holdings IV Limited

•	IPROP Holdings Limited

•	GSPS Asia Limited

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CDMTV Holding Company

PO Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Central

Hong Kong

March 13, 2007

Dear Sirs

CDMTV Holding Company (the “Company”)

I, Limin Li, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by Special Resolution dated 12 April 2006 remain in full force and effect and are unamended until the Initial Closing and the second amended and restated memorandum and articles of association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on March 9, 2007 will take effect from Initial Closing and will remain in full force and effect and unamended from Initial Closing.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Agreements.

3	The written resolutions of the directors of the Company dated March 9, 2007 were signed by the directors of the Company in the manner prescribed in the Restated M&A (the “Direcotr’s Resolutions”).

4	The written resolutions of the shareholders of the Company dated March 9, 2007 conditionally amending the authorised share capital of the Company and conditionally adopting the Restated M&A were signed by all the shareholders of the Company in the manner prescribed in the Restated M&A (together with the Director’s Resolutions, the “Resolutions”).

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Agreements.

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	The directors of the Company at the date of the Resolutions were:

Limin Li

Yanqing Liang

Joel M. Frank

Andrew Siao

Ji Wu

Yi Zhang

8	The directors of the Company at the date of the Initial Closing will be/ are:

Limin Li

Yanqing Liang

Joel M. Frank

Ms Lou Yunli

9	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and the directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

10	Each directors of the Company considers the transactions contemplated by the Agreements to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:
Limin Li
Director

Post-Initial Closing opinion

Our ref VIP/616818/552900/v3

Your ref

To: The parties set out in the Schedule hereto	Direct: +852 2971 3007
Mobile: +852 9027 8007
E-mail: richard.thorp@maplesandcalder.com

16 March 2007

Dear Sirs

CDMTV Holding Company

We are instructed as Cayman Islands legal advisers to CDMTV Holding Company (the “Company”) to provide certain opinions as set out below.

1.	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals or copies of the following documents:

1.1	the certificate of incorporation of the Company dated 27 January 2006 and the amended and restated memorandum and articles of association of the Company as adopted by Special Resolution dated 12 April 2006 and second amended and restated memorandum and articles of association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on 9 March 2007;

1.2	a certificate of good standing for the Company dated 14 February 2007 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.3	the register of members of the Company as maintained by its registered office in the Cayman Islands;

1.4	the written resolutions of the directors of the Company dated 9 March 2007;

1.5	the written resolutions of the shareholders dated 9 March 2007 conditionally amending the authorised share capital of the Company and conditionally adopting the Restated M&A;

1.6	a certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”);

1.7	a Series B preferred share purchase agreement (the “Share Purchase Agreement”) dated as of 9 March 2007 and made among Milestone Mobile TV Media Holdings I Limited, Milestone Mobile TV Media Holdings II Limited, Milestone Mobile TV Media Holdings III Limited, Milestone Mobile TV Media Holdings IV Limited, IPROP Holdings Limited, GSPS Asia Limited (together the “Investors”), Limin Li, Yangqing Liang, CDMTV Technology Company Co., Ltd. and China Digital Mobile Television Co., Ltd. and the Company;

1.8	an amended and restated shareholders’ agreement (the “Shareholders’ Agreement”) dated as of 9 March 2007 and made among the Company, the Series A Investors, the Series B Investors, and the Ordinary Shareholders (all as defined therein); and

1.9	an amended and restated right of first refusal and co-sale agreement (the “Right of First Refusal and Co-Sale Agreement”) dated as of 6 March 2007 and made among the Company, the Series A Investors, the Series B Investors, and the Ordinary Shareholders (all as defined therein).

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

2.	ASSUMPTIONS

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	The Share Purchase Agreement, the Shareholders’ Agreement and the Right of First Refusal and Co-Sale Agreement (together, the “Agreements”) have been or will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company).

2.2	The Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Agreements.

2.4	The choice of the laws of the State of New York as the governing law of the Agreements has been made by all parties in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of the laws of the State of New York and by all other courts under all other relevant laws (other than the laws of the Cayman Islands).

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2.5	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	The genuineness of all signatures and seals.

2.7	All conditions to the valid adoption of the Restated M&A, changes to the authorised share capital and all conditions precedent contained in the Agreements have been satisfied or duly waived and there has been no breach of the terms of the Agreements at the date hereof.

2.8	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Agreements.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Specifically we have made no investigation of the laws of the State of New York and we offer no opinion in relation thereto.

3.	OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands with full corporate power and authority to own its property and assets and to carry on its business in accordance with its Restated M&A and to enter into and execute and perform its obligations under the Agreements, including the issue of the Series B Preferred Shares (the “Series B Shares”). The Company may sue and be sued in its own name under the laws of the Cayman Islands.

3.2	The execution and delivery of the Agreements by the Company and the performance of its obligations thereunder have been duly authorised and approved by all necessary corporate action of the Company and do not violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.3	Each of the Agreements, assuming each has been delivered for and on behalf of the Company, has been duly executed and delivered on behalf of the Company and constitutes legal, valid and binding obligations of the Company enforceable in accordance with their terms except and in so far as such enforcement may be limited as hereinafter set forth.

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3.4	The issue of the Series B Shares as set out in the Share Purchase Agreement has been duly authorised and approved by all necessary corporate action of the Company and does not or will not, as the case may be, violate, conflict with or result in a breach of any of the terms or provisions of its Restated M&A or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and does not or will not, as the case may be, violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.5	The Series B Shares have been validly issued as fully paid and non-assessable and are free and clear of any liens or encumbrances other than those imposed by the holders thereof or pursuant to the Agreements or the Restated M&A.

3.6	The authorized share capital is US$11,000 divided into 76,116,739 Common Shares of US$0.0001 par value each, 15,994,173 redeemable Series A Preferred Shares of US$0.0001 par value each and 17,889,088 redeemable Series B Preferred Shares of US$0.0001 par value each. The Common Shares, Series A Preferred Shares and Series B Preferred Shares have the rights, preferences, privileges and restrictions set forth in the Restated M&A.

3.7	Based solely on the Register of Members of the Company maintained at the Registered Office, the registered holders of the Series B Shares are currently as follows:-

Name of Shareholder	Class of Shares	No. of Shares
Milestone Mobile TV Media Holdings I Limited	Series B Preferred Shares	1,565,295

Milestone Mobile TV Media Holdings II Limited	Series B Preferred Shares	1,565,295

Milestone Mobile TV Media Holdings III Limited	Series B Preferred Shares	223,614

Milestone Mobile TV Media Holdings IV Limited	Series B Preferred Shares	670,841

IPROP Holdings Limited	Series B Preferred Shares	2,236,136

GSPS Asia Limited	Series B Preferred Shares	2,683,363

3.8	No authorisations, consents, orders, permissions or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental authority or regulatory body is required in connection with:

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3.8.1	the execution and delivery of the Agreements by the Company;

3.8.2	the performance by the Company of its obligations under the Agreements;

3.8.3	the payment of any amount under the Agreements;

3.8.4	subject to the payment of the applicable stamp duty, if any, the enforcement of the Agreements against the Company;

3.8.5	the creation, offer, allotment or issue of the Series B Shares and the Conversion Shares.

3.9	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.10	It is not necessary to ensure the legality or validity of the creation, offer, issue or allotment of the Series B Shares that any document be filed, recorded or enrolled with any governmental department, agency or other authority in the Cayman Islands.

3.11	The Company is in good standing with the Registrar of Companies in the Cayman Islands.

3.12	No stamp duties or other similar taxes or charges are payable under the laws of the Cayman Islands in respect of the execution or delivery of the Agreements, the performance or enforcement of any of them, or the enforcement of the Restated M&A, unless the Agreements are executed in or thereafter brought within the jurisdiction of the Cayman Islands (e.g. for the purposes of enforcement) in which case stamp duty for each of the Agreements will be payable.

3.13	There are currently no taxes, fees or other charges or deductions payable (by withholding or otherwise) to the Cayman Islands Government or any taxing authority thereof either (i) on or by virtue of the execution, delivery or enforcement of the Agreements, (ii) on any payment of any nature to be made by the Company under any of the Agreements or with respect to the Series B Shares or the Conversion Shares, or (iii) the creation, offer, allotment or issue of the Series B Shares or any instrument of transfer of the Series B Shares. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are no exchange control regulations imposed under the laws of the Cayman Islands.

3.14	The choice of the laws of the State of New York, as appropriate, to govern the Agreements will be upheld as a valid choice of law under the laws of the Cayman Islands and the courts of the Cayman Islands would uphold such choice of law in a suit on the Agreements brought in the courts of the Cayman Islands, assuming it is so pleaded. An action against the Company in the Cayman Islands under the Agreements could be instituted in the Grand Court, which has jurisdiction over the Company, without first having to obtain a judgment in respect of the Agreements in a court of the State of New York or any other

5

relevant jurisdiction. In the event of any proceedings being brought in the Cayman Islands courts in respect of a monetary obligation expressed to be payable in a currency other than Cayman Islands dollars, a Cayman Islands court would give judgment expressed as an order to pay such currency or its Cayman Islands dollar equivalent at the time of payment or enforcement of the judgment.

3.15	The courts of the Cayman Islands will recognise and enforce arbitral awards made pursuant to an arbitration agreement in a jurisdiction which is a party to the United Nations Convention on the Recognition of Foreign Arbitral Awards (the “New York Convention”). Hong Kong and the Cayman Islands are parties to the New York Convention with the result that an arbitral award made in Hong Kong pursuant to any of the Agreements will be recognised and enforced in the Cayman Islands unless the party against whom enforcement is sought can establish one of the defences set out in section 7 of the Foreign Arbitral Awards Enforcement Law (1997 Revision) of the Cayman Islands. Section 7 provides that an award may be refused if the person against whom it is invoked proves:

(i)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity;

(ii)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereon, under the law of the country where the award was made;

(i)	that he was not given proper notice of the appointment of the arbitrator of the arbitration proceedings or was otherwise unable to present his case;

(ii)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission or arbitration save that an award which contains decisions on matters not submitted to arbitration may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those on matters not so submitted;

(iii)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(iv)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

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Enforcement of any arbitral award may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy of the Cayman Islands to enforce the award.

3.16	Based on our review of the Register of Writs and other Originating Process for the period from incorporation of the Company, there are no actions pending against the Company in the Grand Court of the Cayman Islands on 14 March 2007. A search at the Companies Registry in the Cayman Islands would not reveal any order or resolution for the winding up of the Company because under Cayman Islands law the records kept by the Registrar of Companies are not documents of public record. The enquiries referred to above which we have made at the Grand Court of the Cayman Islands have revealed no record of the presentation of any winding up petition in respect of the Company. We assume that there has been no change in this position since the date on which the enquiries were made.

3.17	The Restated M&A has been adopted and authorised by all necessary action of the Company and bind the Company and its shareholders to the same extent as if each shareholder had subscribed his name and affixed his seal thereto and there were in the Restated M&A, as the case may be, on the part of each shareholder a covenant to observe all the conditions of the Restated M&A, subject to the provisions of the Companies Law (2004 Revision) of the Cayman Islands.

3.18	While we are not aware of any relevant decided Cayman Islands authority, there is English case law (which would be persuasive, but not binding, in the Cayman Islands courts) which suggests that the Restated M&A constitutes a form of contract (which contract is subject to the statutory provisions of the Companies Law (2004 Revision) of the Cayman Islands) between the Company and a holder of the Series B Shares in respect of such holder’s rights and liabilities as a shareholder of the Company and between the holders of such shares inter se. In the event of a breach of a contractual provision conferring entitlement under the Restated M&A or the application of a statutory provision, the Company and a holder of the Series B Shares would in principle have a right of action, subject always to the qualifications in paragraph 4, and the principles limiting minority actions by shareholders, to enforce and restrain such breach.

3.19	No holder of the Series B Shares will be treated as resident, domiciled or carrying on or transacting business or subject to taxation in the Cayman Islands or in violation of any law thereof solely by reason of the negotiation, preparation or execution of the Agreements, the entering into or the exercise of their rights or the performance of their obligations under the Agreements or the holding of the Series B Shares.

3.20	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the state of New York, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

3.20.1	is given by a competent foreign court;

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3.20.2	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.20.3	is final;

3.20.4	is not in respect of taxes, a fine or a penalty; and

3.20.5	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

3.21	Neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Agreements, which obligations constitute private and commercial acts rather than governmental or public acts.

3.22	No holder of Series B Shares will be required to be licensed, qualified, or otherwise entitled to carry on business in the Cayman Islands in order to enforce its rights under, or as a consequence of the execution, delivery and performance of the Agreements or the issue, allotment or holding of Series B Shares.

3.23	There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications and limitations:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Agreements are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4.1.3	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

8

4.1.4	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

4.1.5	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

4.1.6	obligations to make payments that may be regarded as penalties will not be enforceable;

4.1.7	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum; and

4.1.8	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Agreements whereby the Company covenants not to exercise powers specifically given to its shareholders by The Companies Law (2004 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Cayman Islands stamp duty may be payable if the original Agreements are brought to or executed in the Cayman Islands.

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5	A certificate, determination, calculation or designation of any party to the Agreements as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6	Under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises

9

to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.8	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.9	We make no comment with regard to the references to foreign statutes in the Agreements.

4.10	Cayman Islands court may set aside transactions which are not entered into on behalf of a company bona fide and in its interests and where another party to the transaction exhibits the requisite bad faith. In circumstances where the court finds that the directors of a company have acted in breach of their fiduciary duties to the company, the court may find such directors liable in damages for loss sustained by the company or its creditors as a result.

4.11	Whilst parties to an agreement may agree inter se that respective rights and obligations take effect “as of” a date prior to the date of execution and delivery, the rights of third parties, to the extent that the same may be available thereunder, only take effect from the date of actual execution and delivery.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the Agreements or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion, although addressed to you, may be relied upon by your legal advisers (but in that capacity only). It may not be relied upon by any other person without our prior written consent.

Yours faithfully

MAPLES and CALDER

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SCHEDULE

•	Milestone Mobile TV Media Holdings I Limited

•	Milestone Mobile TV Media Holdings II Limited

•	Milestone Mobile TV Media Holdings III Limited

•	Milestone Mobile TV Media Holdings IV Limited

•	IPROP Holdings Limited

•	GSPS Asia Limited

11

CDMTV Holding Company

PO Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Central

Hong Kong

March 13, 2007

Dear Sirs

CDMTV Holding Company (the “Company”)

I, Limin Li, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by Special Resolution dated 12 April 2006 remain in full force and effect and are unamended until the Initial Closing and the second amended and restated memorandum and articles of association of the Company (the “Restated M&A”) as conditionally adopted by Special Resolution on March 9, 2007 will take effect from Initial Closing and will remain in full force and effect and unamended from Initial Closing.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Agreements.

3	The written resolutions of the directors of the Company dated March 9, 2007 were signed by the directors of the Company in the manner prescribed in the Restated M&A (the “Direcotr’s Resolutions”).

4	The written resolutions of the shareholders of the Company dated March 9, 2007 conditionally amending the authorised share capital of the Company and conditionally adopting the Restated M&A were signed by all the shareholders of the Company in the manner prescribed in the Restated M&A (together with the Director’s Resolutions, the “Resolutions”).

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Agreements.

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

105.1

7	The directors of the Company at the date of the Resolutions were:

Limin Li

Yanqing Liang

Joel M. Frank

Andrew Siao

Ji Wu

Yi Zhang

8	The directors of the Company at the date of the Initial Closing will be/ are:

Limin Li

Yanqing Liang

Joel M. Frank

Ms Lou Yunli

9	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and the directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

10	Each directors of the Company considers the transactions contemplated by the Agreements to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:
Limin Li
Director

105.2

EXECUTION COPY

EXHIBIT J

OPINION OF PRC COUNSEL

J-1	CDMTV - Series B SPA

March [    ], 2007

To:	CDMTV Holding Company

PO Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

To:	Milestone Mobile TV Media Holdings I Limited

P.O. Box 957,

Offshore Incorporations Center,

Road Town,

Tortola,

British Virgin Islands

Milestone Mobile TV Media Holdings II Limited

P.O. Box 957,

Offshore Incorporations Center,

Road Town,

Tortola,

British Virgin Islands

Milestone Mobile TV Media Holdings III Limited

P.O. Box 957,

Offshore Incorporations Center,

Road Town,

Tortola,

British Virgin Islands

Milestone Mobile TV Media Holdings IV Limited

P.O. Box 957,

Offshore Incorporations Center,

Road Town,

Tortola,

British Virgin Islands

IPROP Holdings Limited

Citco Buildings, Wickams Cay,

PO Box 662,

Road Town,

Tortola,

British Virgin Islands

GSPS Asia Limited

Level 3, Alexander House,

35 Cybercity Ebene,

Mauritius

Re: CDMTV Holding Company

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue an opinion under the “PRC Laws” (as defined below).

We have acted as PRC counsel for CDMTV Holding Company (the “Company”), an exempted company limited by shares incorporated under the laws of the Cayman Islands. We have been requested to give this opinion on, inter alia, the legality and validity of the following structure and arrangements (the “Arrangements”) under the relevant Agreements and Offshore Transaction Documents as defined below by and among China Digital Mobile TV Co. Ltd. “CDMTV”), Shenzhen CDMTV Digital Technology and Consulting Co., Ltd. “CDMTV Technology”), and Mr. Limin Li and Ms. Yanqing Liang as registered shareholders of CDMTV (collectively, the “Shareholders”).

The following chart illustrates the Arrangements:

Yanqing Liang
Limin Li
Investors
CDMTV Holding Company (Cayman Islands)
100%
1, 2, 3, 4
CDMTV Technology (PRC WFOE)
5, 6, 7
Limin Li
70%
Yanqing Liang
30%
CDMTV (PRC Entity)
100%
90%
14%
49%
Shenzhen Gaoqing
10%
Wuxi Mobile
6 Subsidiaries in Chengdu, Jilin, Haerbin, Dalian, Henan, Hubei
6 Branches in Beijing, Shanghai, Liaoning, Nanjing and Guangzhou
24.9892%
Shenzhen Mobile
Beijing Beiguang
Equity Interest
Contractual Arrangement

Numbers 1-7 in the previous chart refer to the following Agreements respectively:

1.	Option Agreement

2.	Loan Agreement

3.	Pledge Agreement

4.	Proxy Letter

5.	Technical Service and Management Agreement

6.	Domain Name License Agreement

7.	Asset/Business Purchase Agreement

The following terms as used in this opinion are defined as follows:

“Agreements” means the relevant agreements by and among Shareholders of CDMTV, CDMTV and CDMTV Technology as set out in numbers 1-7 in the above chart;

“Approvals” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permits, endorsement, annual inspections, qualifications and licenses;

“Business Contracts” means the relevant agreements set out in Schedule III;

“CDMTV Technology” means Shenzhen CDMTV Digital Technology and Consulting Co., Ltd. a wholly foreign-owned enterprise incorporated under the PRC Laws;

“CDMTV” means China Digital Mobile TV Co. Ltd. a limited liability company incorporated under the PRC Laws;

“Company” means CDMTV Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Governmental Authority” means any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, or any political subdivision thereof;

“Group Companies” means the Company, CDMTV, CDMTV Technology, Shenzhen Gaoqing, Shenzhen MTV, Chengdu MTV, Haerbin MTV, Jilin MTV, Dalian MTV, Henan MTV, Hubei MTV, Wuxi MTV and Beijing Beiguang;

“March Notice” refers to the Relevant Issues of Enhancing Management on Mobile Digital Television Test promulgated by SARFT on March 26, 2006;

“No.75 Circular” refers to the Circular Regarding to The Relevant Issues of Foreign Exchange Management on The Domestic Resident’s Financing through Foreign Special Purpose Vehicle and Go Back to Invest in PRC

“Offshore Transaction documents” means the relevant agreements set out in Schedule II by and among the Company, Milestone Mobile TV Media Holdings I Limited, Milestone Mobile TV Media Holdings II Limited, Milestone Mobile TV Media Holdings III Limited, Milestone Mobile TV Media Holdings IV Limited, IPROP Holdings Limited, GSPS Asia Limited, Shareholders of CDMTV, CDMTV, CDMTV Technology and certain other parties thereto;

“SARFT” means the State Administration of Radio Film and Television;

“PRC” means the People’s Republic of China (for the purpose of issuing this/her legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan); and

“PRC Laws” means any constitutional provision, statute or other law, rule, regulation, administrative order, decree, notice and circular of any government, governmental or regulatory body of any PRC Governmental Authority in force as of the date hereof.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by PRC Governmental Authority and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including without limitation, copies of the documents set out in Schedule I, Schedule II and Schedule III.

We summarize the Arrangements below.

1.	Option Agreement (“Option Agreement”) entered into by and among CDMTV Technology and the Shareholders, dated February 15, 2007.

1.1.	Under the Option Agreement, the Shareholders have agreed to grant to CDMTV Technology an exclusive option to purchase all of the equity interest of CDMTV, subject only to applicable PRC Laws, including any restrictions on foreign investment.

1.2.	The Option Agreement shall take effect as of the date of the execution of the Option Agreement and shall remain in full force and effect until the date on which all of the equity interests of CDMTV have been purchased by CDMTV Technology.

1.3.	Upon the performance of the Option Agreement, each of the Shareholders shall transfer all of their equity interests in CDMTV to CDMTV Technology upon the written notice of CDMTV Technology.

1.4.	The option agreement entered into by and among CDMTV Technology and the Shareholders dated March 31, 2006 has been cancelled and superseded by the Option Agreement.

2.	Loan Agreement (“Loan Agreement”) entered into by and among CDMTV Technology and the Shareholders, dated February 15, 2007.

2.1.	Under the Loan Agreement, CDMTV Technology shall provide a non-interest bearing loan of RMB50,000,000 (the “Loan”) to the Shareholders upon the Shareholders’ notice. As confirmed by CDMTV Technology, thus far CDMTV Technology has not received any such notice from the Shareholders.

2.2.	The Shareholders shall contribute the loan to CDMTV in order to increase the registered capital of CDMTV from RMB50,000,000 to RMB100,000,000. The Loan may only be repaid through the transfer of all their equity interests held by the Shareholders in CDMTV to CDMTV Technology unconditionally upon written notice from CDMTV Technology according to terms and conditions of the Option Agreement.

2.3.	The loan agreement entered into by and among CDMTV Technology and the Shareholders dated March 31, 2006 has been cancelled and superseded by the Loan Agreement.

3.	Pledge Agreement (“Pledge Agreement”) entered into by and among CDMTV Technology and the Shareholders, dated February 15, 2007.

3.1.	Under the Pledge Agreement, the Shareholders have agreed to pledge all of their equity interests in CDMTV to CDMTV Technology as security for the repayment of the Loan from CDMTV Technology and as security for the technology consulting service fees and domain name licensing fees payable by CDMTV to CDMTV Technology.

3.2.	The pledge shall take effect as of the date when the pledge of the equity interests under the Pledge Agreement is recorded in the Register of Shareholders of CDMTV. The terms of the Pledge Agreement shall remain in full effect until the termination or completion of performance of the Loan Agreement, the Exclusive Technical and Management Services Agreement and the Domain Name License Agreement.

3.3.	This pledge pursuant to the Pledge Agreement was recorded in the Register of Shareholders of CDMTV dated on February 15, 2007. The original capital contribution certificates of the Shareholders and a duplicate of the Register of Members of CDMTV in accordance with the originals have been provided to CDMTV Technology within 30 days from the date of signature of the Pledge Agreement.

3.4.	The pledge agreement entered into by and among CDMTV Technology and the Shareholders dated March 31, 2006 has been cancelled and superseded by the Pledge Agreement.

4.	Proxy Letter (“Proxy Letter”) entered into by each of the Shareholders and CDMTV Technology, respectively, dated March 31, 2006, as amended by the Notice of Amendment to the Proxy Letter signed by each of Shareholders, dated February 15, 2007.

4.1.	Under the Amended Proxy Letter, each of the Shareholders agrees to irrevocably appoint a PRC citizen agreed by CDMTV Technology as its representative to attend the shareholder meetings of CDMTV and to enjoy all rights as a shareholder of CDMTV and to cast votes in such shareholder meetings.

4.2.	The Amended Proxy Letter will remain in full effect until February 15, 2032.

5.	Contractual arrangements between the Company, CDMTV Technology and CDMTV.

5.1.	Technical Consulting and Management Services Agreement (“Technical and Management Services Agreement”) entered into by and between CDMTV Technology and CDMTV, dated February 15, 2007.

Under the Technical and Management Services Agreement, CDMTV Technology has agreed to provide technical consulting and management services to CDMTV for consideration of a fee corresponding to technical consulting and management services payable by CDMTV Technology in each fiscal year. CDMTV has agreed to pay the fee regarding the technical consulting and management services to CDMTV Technology within thirty (30) working days of receipt of written notice from CDMTV Technology at any time in each fiscal year. The amount of such fee shall be specified in the written notice from CDMTV Technology and can be changed by a supplemental agreement executed by and between both parties.

The term of the Technical and Management Services Agreement is initially twenty-five (25) years from the date of signature of the Technical and Management Services Agreement; and will be automatically renewed for a period of twenty-five (25) years unless CDMTV issues written notice to CDMTV Technology not to renew the agreement on or before the day that is 30 days prior to the expiration of the Technical and Management Services Agreement.

The exclusive technical consulting and management services agreement entered into by and between CDMTV and CDMTV Technology dated March 31, 2006 has been cancelled and superseded by the Technical Consulting and Management Services Agreement.

5.2.	Domain Name License Agreement (“Domain Name License Agreement”) entered into by and between CDMTV Technology and CDMTV, dated February 15, 2007.

Under the Domain Name License Agreement, CDMTV Technology licenses to CDMTV the right to use the domain names “www.cdmtv.tv” and “www.cdmg.cn” in return for a license fee. CDMTV Technology has the right to terminate or extend the Domain Name License Agreement at any time during the term of the agreement, which initially is twenty-five (25) years. CDMTV will pay the fee regarding the domain names licensing to CDMTV Technology within five (5) days of receipt of written notice from CDMTV Technology. The amount of such fee shall be based on the actual status of business operations of CDMTV and be specified in the written notice from CDMTV Technology.

The domain name license agreement entered into by and between CDMTV and CDMTV Technology dated March 31, 2006 has been cancelled and superseded by the Domain Name License Agreement.

6.	CDMTV and CDMTV Technology entered into an Asset/Business Purchase Agreement dated March 31, 2006. Under this agreement, CDMTV sold all of its business related to the purchase and sale of digital equipment and consulting and other related assets listed in a certain asset evaluation report to CDMTV Technology based on the price set forth in that asset evaluation report.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed none of the Documents as they have been presented to us up to the date of this legal opinion has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts are not independently verifiable, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Documents.

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments or replacements may become effective immediately on promulgation.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Based on the foregoing, we are of the opinion that:

1.	CDMTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with the Shenzhen Administration of Industry and Commerce and are in full force and effect. A Business License (No.4403011172280) was issued by Shenzhen Administration of Industry and Commerce on February 5, 2006, and such Business License is valid and effective. All of the registered capital of CDMTV, i.e., RMB50,000,000, has been fully paid and 70% and 30% of the equity interests in the registered capital of CDMTV is owned by Mr. Limin Li and Ms. Yanqing Liang, respectively. Currently, the Board of Directors of CDMTV is composed of Mr. Limin Li, Mr. Ji Wu, Ms. Yi Zhang and Ms. Yashan Lai. The General Manager of CDMTV is Mr. Mingchang Shen.

2.	Mr. Limin Li and Ms. Yanqing Liang have duly and accurately registered with the proper Foreign Exchange Management bureau regarding the incorporation of CDMTV Holding Company in Cayman Islands and Series A investment of CDMTV Technology by CDMTV Holding Company, pursuant to No.75 Circular. Mr. Limin Li and Ms. Yanqing Liang have both obtained all relevant approvals required for investment overseas by PRC domestic residents.

3.	All the Agreements under the Arrangements and the incorporation of the Company and CDMTV Technology constitute the restructuring of the Company (“Restructuring”). To the extent that PRC Laws are applicable, the Restructuring has been duly approved by PRC Governmental Authority and does not violate any proclaimed regulation of PRC Laws.

4.	CDMTV Technology has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly approved and are in full force and effect. The latest Business License was issued by Shenzhen Administration of Industry and Commerce on November 16, 2006, and such Business License is valid and effective. The registered capital of CDMTV Technology is US$13,000,000, of which US$12,800,000 has been paid. The remaining registered capital of CDMTV Technology, i.e. US$200,000, must be fully paid by February 5, 2008. 100% of the equity interests in the registered capital of CDMTV Technology is wholly owned by the Company. Currently, the Board of Directors of CDMTV Technology is composed of Mr. Limin Li, Mr. Ji Wu and Ms. Yi Zhang. The General Manager of CDMTV Technology is Mr. Limin Li.

5.	All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of CDMTV, CDMTV Technology, Shenzhen Gaoqing and Beijing Beiguang have been duly issued and obtained and all such Approvals are valid and in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of CDMTV, CDMTV Technology, Shenzhen Gaoqing and Beijing Beiguang has complied with all applicable registration and filing requirements under PRC Laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

6.

CDMTV has the power and authority to own, use, lease and operate its assets and possesses such certificates, authorities or permits issued by the appropriate PRC Governmental Authority, including the Broadcast and Television Programming and Operation License which are necessary to conduct the business described in its business license. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of CDMTV, CDMTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: development, purchase and sale, agency, engineering installation and technology consulting service of television equipment, digital equipment, wireless equipment and related technology; television and broadcast program scheming agency; cultural and economic information consulting service; computer software development, network engineering, commercial consulting (excluding any limited item); and advertising business practice. CDMTV confirms that what it has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. CDMTV has obtained all necessary licenses, approvals and has made the requisite filings required by PRC Laws in connection with its operation of the foresaid business. To our best knowledge after due and diligent inquiry, to date there are no circumstances which may lead to the suspension, alteration or cancellation of any of CDMTV’s licenses, authorizations, approvals, certificates and permits, nor is there any agreement known to us that materially restricts CDMTV from operating its business as described above. To our best knowledge after due and diligent inquiry, CDMTV has never received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit obtained by CDMTV. According to the Technical and Management Services Agreement and the Domain Name License Agreement, CDMTV agrees to pay the fees to CDMTV Technology, and CDMTV Technology has the right to receive the fees from CDMTV as stipulated.

7.

CDMTV Technology has all requisite power and authority to own, use, lease and operate its assets and possesses such certificates, approvals, authorities or permits issued by the appropriate PRC Governmental Authority, which are necessary to conduct the business now described in its Business License. As reflected in the approvals issued by Shenzhen Bureau of Trade and Industry the Certificate of Approval for establishment of enterprises with foreign investment in the PRC and the current Business License of CDMTV Technology, CDMTV Technology has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: technology development, wholesale, commission agency (excluding auction) and technology consulting service of digital visual and aural equipments; economic information consulting, scheme of enterprise management, and related service (excluding any limited item). CDMTV and CDMTV Technology confirm that what CDMTV Technology has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses.

CDMTV Technology has obtained all necessary licenses, approvals and has made the requisite filings required by PRC Laws in connection with its operation of the foresaid business. To our best knowledge after due and diligent inquiry, to date there are no circumstances which may lead to the suspension, alteration or cancellation of any of CDMTV Technology’s licenses, authorizations, approvals, certificates and permits, nor is there any agreement known to us that materially restricts CDMTV Technology from operating its business as described above. To our best knowledge after due and diligent inquiry, CDMTV Technology has never received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit. There are no PRC Laws prohibiting the distribution of dividends from CDMTV Technology to the Company after all losses of CDMTV Technology have been offset and all taxes concerning this dividend have been duly paid under PRC Laws.

8.	According to the Proxy Letter, CDMTV Technology has been authorized to designate a PRC citizen to exercise the rights of the shareholder of CDMTV on behalf of each of the Shareholders. We are of the view that the authorization is lawful and the designated person has the right to act in accordance with the authorization he/she has.

9.	Each of the following branches of CDMTV has been duly established and is validly existing: CDMTV Beijing Technology Branch, CDMTV Beijing Sales Center, CDMTV Shanghai Branch, CDMTV Liaoning Branch, CDMTV Nanjing Branch and CDMTV Guangzhou Branch.

10.	CDMTV validly owns all of the equity interests in the registered capital of Shenzhen Gaoqing Digital Television Investment Company Limited “Shenzhen Gaoqing”), 49% of the equity interests in the registered capital of each of Chengdu China Digital Mobile Television Company Limited “Chengdu MTV”), Haerbin China Mobile Television Company Limited “Haerbin MTV”), Jilin Mobile Television Company Limited “Jilin MTV”), Dalian Mobile Digital Television Company Limited “Dalian MTV”), Henan Cable China Digital Mobile Television Company Limited “Henan MTV”), Hubei China Digital Mobile Television Company Limited “Hubei MTV”), 90% of the equity interests in the registered capital of Beijing Beiguang Media Mobile Television Advertising Company Limited “Beijing Beiguang”), and 14% of the equity interests in the registered capital of Wuxi Guangtong Digital Mobile Television Company Limited “Wuxi MTV”). Shenzhen Gaoqing validly owns 24.9892% of the equity interests in the registered capital of Shenzhen Mobile Television Company Limited “Shenzhen MTV”) and validly owns 10% of the equity interests in the registered capital of Beijing Beiguang.

11.	Shenzhen Gaoqing has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, and have been duly filed with the Shenzhen Administration of Industry and Commerce, comply with PRC Laws and are in full force and effect. A Business License (No.4403011145149) was issued by Shenzhen Administration of Industry and Commerce on March 9, 2006, and such Business License is valid and effective. As reflected in the current Business License of Shenzhen Gaoqing, Shenzhen Gaoqing has been duly and validly approved authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: development and sale of technology relating to digital television, generalization and application of high-definition industry, technology consulting service, technology testing verification and industrial investment. CDMTV and Shenzhen Gaoqing confirm that what Shenzhen Gaoqing has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Shenzhen Gaoqing has obtained all necessary licenses, approvals and has made the requisite filings required by PRC Laws in connection with its operation of the foresaid business. All of the registered capital of Shenzhen Gaoqing, i.e., RMB20,000,000, has been fully paid and 100% of the equity interests in the registered capital of Shenzhen Gaoqing is owned by CDMTV. Currently, the Executive Director of Shenzhen Gaoqing is Mr. Limin Li. The General Manager of Shenzhen Gaoqing is Mr. Ji Wu.

12.

Shenzhen MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with the Shenzhen Administration of Industry and Commerce and are in full force and effect. A Business License (No.4403011157626) was issued by Shenzhen Administration of Industry and Commerce on August 11, 2005, and such Business License is valid and effective. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Shenzhen MTV, Shenzhen MTV has been duly and validly approved and authorized by the competent PRC authority under relevant PRC Laws to carry on the following businesses: engineering technology consulting service; television information consulting; advertising business practice; media scheming; and development, purchase and sale of television equipments and technology. CDMTV and Shenzhen MTV confirm that what Shenzhen MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Shenzhen MTV has obtained all necessary licenses, approvals and has made the requisite filings required by PRC Laws in connection with its operation of the foresaid business. All of the registered capital of Shenzhen MTV, i.e., RMB46,660,000, has been fully paid and 24.9892% of the equity interests in the registered capital of Shenzhen MTV is owned by Shenzhen Gaoqing. Currently, the Board of Directors of Shenzhen MTV is composed of Mr. Heyun Zhang, Mr. Hongbin Zhao, Mr. Ji Wu, Mr. Jianjie Lv and Mr. Xin Liu. The General Manager of Shenzhen MTV is Mr. Heyun Zhang.

13.	Chengdu MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Chengdu Administration of Industry and Commerce and are in full force and effect. A Business License (No.5101071803303) was issued by Chengdu Administration of Industry and Commerce on April 29, 2005, and such Business License is valid and effective. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Chengdu MTV, Chengdu MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: operation of subaerial (wireless) digital television (excluding mobile television signal transmitting, channel use and management), technology installation engineering and engineering technology consulting service; design, execution, agency and publication of various domestic advertising (excluding balloon advertising); and sale of telecommunication and broadcast and television equipments (excluding wireless radio and television transmission equipments). CDMTV and Chengdu MTV confirm that what Chengdu MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Chengdu MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Chengdu MTV, i.e., RMB10,000,000, has been fully paid and 49% of the equity interests in the registered capital of Chengdu MTV is owned by CDMTV. Currently, the Board of Directors of Chengdu MTV is composed of Mr. Xiangyang Ma, Mr. Yaohui Liu, Mr. Tao He, Mr. Limin Li and Mr. Xiaowei Chen. The General Manager of Chengdu MTV is Mr. Xiaowei Chen.

14.

Haerbin MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Haerbin Administration of Industry and Commerce and are in full force and effect. A Business License (No.2301991000025) was issued by Haerbin Administration of Industry and Commerce on March 28, 2006, and such Business License is valid and effective.

As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Haerbin MTV, Haerbin MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: operation of subaerial digital television (excluding mobile television signal transmitting, channel use and management), technology installation engineering and system technology consulting; design, execution, agency and publication of various domestic advertising; and technology development of broadcast and television equipments. CDMTV and Haerbin MTV confirm that what Haerbin MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Haerbin MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Haerbin MTV, i.e., RMB12,000,000, has been fully paid and 49% of the equity interests in the registered capital of Haerbin MTV is owned by CDMTV. Currently, the Board of Directors of Haerbin MTV is composed of Ms. Ying Zheng, Mr. Shiping Geng, Ms. Liyan Yu, Mr. Limin Li and Mr. Mingchang Shen. The General Manager of Haerbin MTV is Mr. Peiquan Liu.

15.	Jilin MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Jilin Administration of Industry and Commerce and are in full force and effect. A Business License (No.2200002012852) was issued by Jilin Administration of Industry and Commerce on March 8, 2006, and such Business License is valid and effective. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Jilin MTV, Jilin MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: operation of subaerial (wireless) digital television (excluding mobile television signal transmitting, channel use and management), technology installation engineering and system technology consulting service; execution of programs; scheme, execution, publication, consulting and operation of advertising; and technology development, purchase and sale of equipments. CDMTV confirms that what Jilin MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Jilin MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Jilin MTV, i.e., RMB11,000,000, has been fully paid and 49% of the equity interests in the registered capital of Jilin MTV is owned by CDMTV. Currently, the Board of Directors of Jilin MTV is composed of Mr. Qijun Peng, Mr. Guoqi Zhu, Mr. Cai Ma, Mr. Mingchang Shen and Mr. Maowu Zhu. The General Manager of Jilin MTV is Mr. Haijun Liu.

16.	Dalian MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Dalian Administration of Industry and Commerce and are in full force and effect. A Business License was issued by Dalian Administration of Industry and Commerce on February 20, 2006, and such Business License is valid and effective. As reflected in the Broadcast and Television Programming and Operation License and the current Business License of Dalian MTV, Dalian MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: development and consulting service of subaerial (wireless) digital television projects; advertising operation; execution of broadcast and television programs; and technology development of broadcast and television equipments. CDMTV and Dalian MTV confirm that what Dalian MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Dalian MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Dalian MTV, i.e., RMB12,000,000, has been fully paid and 49% of the equity interests in the registered capital of Dalian MTV is owned by CDMTV. Currently, the Board of Directors of Dalian MTV is composed of Ms. Zhongling Wang, Mr. Limin Li, Mr. Jishun Shan, Mr. Changli Song and Mr. Mingchang Shen. The General Manager of Dalian MTV is Mr. Mr. Jishun Shan.

17.

Henan MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Henan Administration of Industry and Commerce and are in full force and effect. A Business License (No.4100001008637) was issued by Henan Administration of Industry and Commerce on July 4, 2006, and such Business License is valid and effective. As reflected in the current Business License of Henan MTV, Henan MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: technology consulting service of subaerial (wireless) digital television; advertisement scheming, programming, publishing and consulting service; and technology development, purchase and sale of equipments. CDMTV and Henan MTV confirm that what Henan MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Henan MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Henan MTV, i.e., RMB12,000,000, has been fully paid and 49% of the equity interests in the registered capital of Henan MTV is owned by CDMTV. Currently, the Board of Directors of Henan MTV is composed of Mr. Fulin Gao Mr. Faqi Yin, Mr. Xinjie Zhu, Mr. Wei Tan and Mr. Mingchang Shen. The General Manager of Henan MTV is Mr. Yonghan Zhu.

18.	Hubei MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Hubei Administration of Industry and Commerce and are in full force and effect. A Business License (No.4200001203321) was issued by Hubei Administration of Industry and Commerce on September 1, 2006, and such Business License is valid and effective. As reflected in the current Business License of Hubei MTV, Hubei MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: investment, management and system technology consulting service of subaerial (wireless) digital television (excluding mobile television signal transmitting, channel use and management); technology development, purchase and sale of subaerial (wireless) digital television equipments (excluding wireless radio and television transmission equipments); and design, execution, agency of publication of various domestic advertising. CDMTV and Hubei MTV confirm that what Hubei MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Hubei MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. RMB6,200,000 has been paid as the first installment of the registered capital of Hubei MTV, i.e., RMB20,000,000 and the remaining is required to be paid no later than July 26, 2008. 49% of the equity interests in the registered capital of Hubei MTV is owned by CDMTV. Currently, the Board of Directors of Hubei MTV is composed of Mr. Gongying Jiang, Mr. Dahei Liu, Mr. Congnian Yuan, Mr. Mingchang Shen and Mr. Han Cheng. The General Manager of Hubei MTV is Mr. Han Cheng.

19.

Wuxi MTV has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Wuxi Administration of Industry and Commerce and are in full force and effect. A Business License (No.3202111105462) was issued by Wuxi Administration of Industry and Commerce on October 23, 2006, and such Business License is valid and effective. As reflected in the Broadcast and Television Programming and Operation License

and the current Business License of Wuxi MTV, Wuxi MTV has been duly and validly approved and authorized by the competent PRC Governmental Authority under relevant PRC Laws to carry on the following businesses: design, development, installation, assembly, technology consulting and service, technology transfer of digital mobile visible system (excluding transmitting and satellite receiving system); sale of self-made products; video service; design, develop, technology, technology transfer of software; and design, execution, agency of publication of various domestic advertising. CDMTV and Wuxi MTV confirm that what Wuxi MTV has actually carried on and is carrying on during its operation are nothing more than the foresaid businesses. Currently Wuxi MTV is not prohibited from conducting the foregoing business by PRC Laws, including the March Notice. All of the registered capital of Wuxi MTV, i.e., RMB20,000,000, has been fully paid and 14% of the equity interests in the registered capital of Wuxi MTV is owned by CDMTV. Currently, the Board of Directors of Wuxi MTV is composed of Mr. Keqin Yan, Mr. Humin Kou, Mr. Hong Chen, Ms. Feihong Ma, Mr. Kunjiu Le, Mr. Xiaowei Chen and Mr. Lin Zeng. The General Manager of Wuxi MTV is Mr. Xin Li.

20.	It is stipulated in relevant cooperation agreements that each of Shenzhen MTV, Chengdu MTV, Haerbin MTV, Jilin MTV, Dalian MTV, Henan MTV, Hubei MTV and Wuxi MTV has the right to request its cooperative party, the relevant local television station or its affiliated entity (“Local Television Station”), to provide it with services relating to, among other things, mobile television signal transmitting and channel use and management. These arrangements do not violate relevant PRC Laws, and each cooperation agreement shall be binding and enforceable against the parties to such agreements in accordance with its respective terms.

21.

Beijing Beiguang has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the PRC Laws. Its Articles of Association comply with PRC Laws, have been duly filed with Beijing Administration of Industry and Commerce and are in full force and effect. A Business License (No.1101081208793) was issued by Beijing Administration of Industry and Commerce on December 18, 2006, and such Business License is valid and effective. As reflected in the current Business License of Beijing Beiguang, Beijing Beiguang has been duly and validly approved and authorized by the competent PRC authority under relevant PRC Laws to carry on the following businesses: agency and publication of advertising; and other business that is not prohibited to operate by laws, regulations and decisions of the State Council or that any approval/permit is required to obtain before operation. The registered capital of Beijing Beiguang is RMB10,000,000, of which RMB2,000,000 has been paid as the first installment. According to Beijing Beiguang’s Articles of Association, a second installment of RMB5,000,000 must be paid no later than June 6, 2007 and the remaining of

RMB3,000,000 must be paid no later than December 6, 2008. 90% of the equity interests in the registered capital of Beijing Beiguang is owned by CDMTV and 10% of the equity interests is owned by Shenzhen Gaoqing, CDMTV’s wholly owned subsidiary. Currently, the Executive Directors of Beijing Beiguang is Mr. Limin Li. The General Manager of Beijing Beiguang is Mr. Haijun Liu.

22.	An investment cooperative agreement has been entered into by and between CDMTV and Suzhou Broadcast and Television “Suzhou Television”), dated on November 8, 2006. According to this agreement, CDMTV will incorporate a project company with Suzhou Television and own 49% of the equity interests in the registered capital of this project company. This agreement is legal under PRC Laws and validly binding and enforceable against CDMTV and Suzhou Television in accordance with its terms.

23.	An investment cooperative agreement has been entered into by and between CDMTV and Ningbo Broadcast and Television Group “Ningbo Television”), dated on November 16, 2006. According to this agreement, CDMTV will incorporate a project company with Suzhou Television and own 49% of the equity interests in the registered capital of this project company. This agreement is legal under PRC Laws and validly binding and enforceable against CDMTV and Ningbo Television in accordance with its terms.

24.	An investment cooperative agreement has been entered into by and between CDMTV and Changzhou Television “Changzhou Television”), dated on December 21, 2006. According to this agreement, CDMTV will incorporate a project company with Changzhou Television and own 49% of the equity interests in the registered capital of this project company. This agreement is legal under PRC Laws and validly binding and enforceable against CDMTV and Changzhou Television in accordance with its terms.

25.	To our best knowledge after due and diligent inquiry, none of Group Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of Group Companies, or for the suspension, withdrawal, revocation or cancellation of any of Group Companies’ business licenses.

26.	To our best knowledge after due and diligent inquiry, there is no judgment or order of any court, official body or governmental body of the PRC against CDMTV nor CDMTV Technology or the shareholders or any PRC key employee of the Company, CDMTV and CDMTV Technology which may have a material adverse effect upon CDMTV’s or CDMTV Technology’s business or CDMTV’s or CDMTV Technology’s assets.

27.	To the extent that PRC Laws are applicable, each of the Shareholders, CDMTV and CDMTV Technology has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform his/her or its obligations under each of the Agreements and the Offshore Transaction Documents to which it is expressed to be a party and such obligations constitute his/her or its valid, legal, binding and enforceable obligations in accordance with the terms of each of the Agreements and the Offshore Transaction Documents except that the Shareholders shall file with the State Administration of Foreign Exchange as required under No. 75 Circular after its performance of the Offshore Transaction Documents.

28.	To the extent that PRC Laws are applicable, each of CDMTV and CDMTV Technology has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by PRC Laws (including the making and obtaining of all relevant Approvals, if any), for (i) the entering into, execution, adoption, assumption, issue, delivery and performance of his, her or its obligations and (ii) the conformity of his, her or its obligations with their respective terms and conditions under each of the Agreements and the Offshore Transaction Documents to which he/she or it is expressed to be a party.

29.	To the extent that PRC Laws are applicable, each of the Agreements and the Offshore Transaction Documents is in proper form and is legal, valid, and enforceable in accordance with its respective terms and conditions and admissible as evidence under PRC Laws and binding on the persons expressed to be parties thereto as the case may be.

30.	To the extent that PRC Laws applicable, each of the Agreements and Offshore Transaction Documents by itself and all the Agreements and all the Offshore Transaction Documents taken as a whole do not and will not:

(i)	result in a violation or breach of any provision of, the respective articles of association or the respective Business License of CDMTV or CDMTV Technology, or

(ii)	result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which CDMTV and/or CDMTV Technology is a party or by which CDMTV and/or CDMTV Technology or any of their properties is bound; or

(iii)	result in a breach of any PRC Laws applicable to which the Shareholders, CDMTV and CDMTV Technology is subject to or by which CDMTV and CDMTV Technology or any of their respective properties is bound.

31.	Each of the Business Contracts is legal, valid, and enforceable in accordance with its respective terms and conditions under PRC Laws.

32.	The choice of PRC Laws as the governing law in each of Agreements and each of Business Contracts is valid and will be binding on the parties to each of the Agreements and of Business Contracts.

33.	The choice of the laws of the State of New York to govern the Offshore Transaction Documents will not violate any proclaimed regulation of PRC Laws and will be validly binding and enforceable in the PRC. Courts in the PRC will recognize and enforce the arbitral awards rendered by the chosen arbitration institution in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention).

34.	To the extent that PRC Laws applicable, the execution and delivery of and the performance by GSPS Asia Limited, Milestone Mobile TV Holdings I Limited, Milestone Mobile TV Holdings II Limited, Milestone Mobile TV Holdings III Limited, Milestone Mobile TV Holdings IV Limited and IPROP Holdings Limited, of its, his or her obligations under each of the Offshore Transaction Documents to which it, he or she is a party do not violate any proclaimed regulation of PRC Laws, do not give rise to any license, Approval or other similar requirements by PRC Governmental Authority under appropriate PRC Laws and shall not give rise to any stamp, value added, customs duty or other similar documentary or import or export tax.

35.	There are no legal, administrative, arbitration or other proceedings, which have challenged the legality, effectiveness or validity of any of the Agreements by itself or taken as a whole and no such proceedings, to our best knowledge after due and diligent inquiry, are threatened or contemplated by any governmental or regulatory authority or by any other person.

36.	Neither CDMTV nor CDMTV Technology is in breach of the terms and conditions of any approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable inquiries, there are no circumstances existing which might lead to the suspension, revocation or withdrawal of any such approvals or any conditions attached thereto being adversely altered.

37.	To our best knowledge after due and diligent inquiry, none of the Group Companies or Local Television Station is entitled to immunity, sovereign or otherwise, from any actions brought against such parties in the courts of the PRC in connection with the execution, delivery and performance of its obligation under the agreements set forth on Schedule I, Schedule II and Schedule III to which any of the Group Companies or Local Television Station is a party.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by any other party or used for any other purpose.

Yours faithfully,

King & Wood

Schedule I

1.	Certificate of incorporation of the Company issued by Assistant Registrar of Companies Cayman Islands dated on January 27, 2006;

2.	Memorandum and Articles of Association of the Company dated on January 27, 2006;

3.	Share Transfer between Mapcal Limited and Mr. Limin Li and revised Register of Members of the Company dated on February 10, 2006;

4.	Business License of Enterprise Legal Entity of CDMTV (No.4403011172280) dated on September 22, 2005, December 7, 2005, February 5, 2006;

5.	Articles of association of CDMTV dated on March 29, 2005, and its revision dated on October 9, 2005, January 25, 2006 and March 7, 2006, respectively;

6.	Broadcast and Television Programming and Operation License

7.	Resolutions of Shareholders’ meeting of CDMTV dated on July 1, 2005, July 7, 2005, September 1, 2005, October 9, 2005, January 23, 2006 and January 25, 2006;

8.	Nomination of Directors of CDMTV dated on October 9, 2005;

9.	Share Transfer Agreement dated on July 7, 2005 between Mr. Limin Li and and the certificate of witness of share transfer dated on August 2, 2005

10.	Information Sheet of Registration of CDMTV dated on August 26, 2005 and March 20, 2006;

11.	Code certificate of Organization and Institution of CDMTV;

12.	Certificate of Tax Registration

13.	Certificate of Tax Registration

14.	Notice of Alternation issued by Shenzhen Administration of Industry and Commerce dated on September 26, 2005;

15.	Notice of Alternation Approval of Enterprise Name issued by Shenzhen Administration of Industry and Commerce dated on August 18, 2005

16.	Capital verification report of CDMTV issued by Shenzhen Caiyuan Certified Public Accountants, dated March 29, 2005;

17.	Share Transfer Agreement dated on January 23, 2006 between and Ms. Yanqing Liang and the certificate of witness of share transfer dated on January 24, 2006

18.	Share Transfer Agreement dated on January 23, 2006 between and Mr. Limin Li and the certificate of witness of share transfer dated on January 24, 2006

19.	Financial Statements for the period from April 8, 2005 to December 31, 2005 issued by Deloitte;

20.	Assets Evaluation Report issued by Shenzhen Pengxin Assets Land and Real Estate Appraisal Co., Ltd.

21.	Tenancy Agreement between and CDMTV for the premise located at and the Certificate of Real Estate of

22.	Exclusivity Agreement between CDMTV and OZ Management L.L.C. dated on November 21, 2005;

23.	Foreign Exchange Registration of Offshore Investment of Mr. Limin Li issued by Shenzhen Administration of Foreign Exchange;

24.	Foreign Exchange Registration of Offshore Investment of Ms. Yanqing Liang issued by Shenzhen Administration of Foreign Exchange;

25.	Receipt of Trademark Registration Application for the trademark of

26.	Approval of establishment of CDMTV Technology issued by Shenzhen Bureau of Trade and Industry dated on March 3, 2006

27.	Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the PRC

28.	Business License of Enterprise Legal Entity of CDMTV Technology

29.	Code certificate of Organization and Institution of CDMTV Technology;

30.	Certificate of Foreign Exchange Registration of CDMTV Technology (No.4403000600417);

31.	Certificate of Tax Registration

32.	Certificate of Tax Registration

33.	Business License of Enterprise Legal Entity of Shenzhen Gaoqing (No.4403011145149) dated on February 18, 2005 and March 9, 2006;

34.	Articles of association of Shenzhen Gaoqing dated on March 2, 2006;

35.	Resolutions of Shareholders’ meeting of Shenzhen Gaoqing dated on June 19, 2005, August 23, 2005, February 27, 2006 and March 2, 2006;

36.	Share Transfer Agreement dated on April 28, 2005 between and and the certificate of witness of share transfer dated on April 28, 2005

37.	Share Transfer Agreement between

38.	Information Sheet of Registration of Shenzhen Gaoqing dated on March 13, 2006;

39.	Capital verification report of Shenzhen Gaoqing issued by Shenzhen Fawei Certified Public Accountants, dated June 9, 2004;

40.	Assets Evaluation Report issued by Shenzhen China-Project Assets Appraisal Co., Ltd.

41.	Share Transfer Agreement dated on August 23, 2005 between and CDMTV and the certificate of witness of share transfer dated on August 23, 2005

42.	Share Transfer Agreement dated on February 27, 2006 between and CDMTV and the certificate of witness of share transfer dated on March 2, 2006

43.	Tenancy Agreement between and Shenzhen Gaoqing for the premise located at and the Certificate of Real Estate of

44.	Business License of Enterprise Legal Entity of Shenzhen MTV (No. 4403011157626) dated on August 11, 2005;

45.	Capital verification report of Shenzhen MTV issued by Shenzhen Jinniu Certified Public Accountants, dated April 12, 2005;

46.	Articles of association of Shenzhen MTV dated on August 2, 2005 and its revision dated on August 5, 2005;

47.	Information Sheet of Registration of Shenzhen MTV dated on August 23, 2005;

48.	Registered Capital Increasing Agreement dated on August 1, 2005 between and Shenzhen Gaoqing;

49.	Resolutions of Shareholders’ meeting of Shenzhen MTV dated on August 1, 2005;

50.	Document issued by SARFT

51.	Document issued by Shenzhen Broadcast and Television Bureau

52.	Articles of association of Chengdu MTV dated on April 12, 2005 and its revision dated on December 9, 2005;

53.	Documents issued by Chengdu Broadcast and Television Bureau

54.	Business License of Enterprise Legal Entity of Chengdu MTV (No. 5101071803303) dated on April 29, 2005 and December 19, 2005;

55.	Code certificate of Organization and Institution of Chengdu MTV;

56.	Certificate of Tax Registration

57.	Certificate of Tax Registration

58.	Resolutions of Shareholders’ meeting of Chengdu MTV dated on December 9, 2005;

59.	Broadcast and Television Programming and Operation License

60.	Register of Members of Chengdu MTV;

61.	Capital verification report of Chengdu MTV issued by Chengdu Licheng Certified Public Accountants Co., Ltd., dated April 12, 2005;

62.	Business License of Enterprise Legal Entity of Jilin MTV (No. 2200002012852) dated on November 8, 2005;

63.	Document issued by Jilin Television Station

64.	Broadcast and Television Programming and Operation License

65.	Code certificate of Organization and Institution of Jilin MTV;

66.	Certificate of Tax Registration

67.	Certificate of Tax Registration

68.	Capital verification report of Jilin MTV issued by Jilin Reanda Certified Public Accountants, dated September 28, 2005;

69.	Articles of association of Jilin MTV;

70.	Register of Members of Jilin MTV;

71.	Statement issued by Jilin Broadcast and Television Bureau dated on November 8, 2005;

72.	Resolutions of Shareholders’ meeting of Jilin MTV dated on August 5, 2005;

73.	Resolutions of Board of Directors of Jilin MTV dated on August 5, 2005;

74.	Outdoor Advertising License of Jilin TV issued by Jilin AIC on March 13, 2006;

75.	Document issued by Haerbin Broadcast and Television Bureau

76.	Statement issued by Haerbin Broadcast and Television Bureau dated on November 9, 2005;

77.	Resolutions of Shareholders’ meeting of Haerbin MTV dated on October 14, 2005;

78.	Resolutions of Board of Directors of Haerbin MTV dated on October 14, 2005;

79.	Business License of Enterprise Legal Entity of Haerbin MTV (No. 2301991000025);

80.	Code certificate of Organization and Institution of Haerbin MTV;

81.	Certificate of Tax Registration

82.	Certificate of Tax Registration

83.	Capital verification report of Haerbin MTV issued by Haerbin Bingang Certified Public Accountants, dated November 4, 2005;

84.	Broadcast and Television Programming and Operation License

85.	Information Sheet of Registration of Haerbin MTV dated on March 19, 2006;

86.	Business License of Enterprise Legal Entity of Dalian MTV dated on February 20, 2006;

87.	Broadcast and Television Programming and Operation License

88.	Document issued by Liaoning Broadcast and Television Bureau

89.	Document issued by Dalian Broadcast and Television Bureau

90.	Document issued by Dalian Television Station

91.	Capital verification report of Dalian MTV issued by Liaoning Pan-China Certified Public Accountants Co., Ltd., dated January 11, 2006; and

92.	Code certificate of Organization and Institution of Dalian MTV;

93.	Certificate of Tax Registration

94.	Certificate of Incorporation of CDMTV dated on February 5, 2006;

95.	Certificate of Incorporation of CDMTV Technology dated on March 9, 2006;

96.	Certificate of Approval for Establishment of Enterprises with Foreign Investment in PRC dated on March 3, 2006;

97.	Document issued by Henan Provincial Broadcast and Television Bureau

98.	Document issued by Hubei Provincial Broadcast and Television Bureau

99.	Certificate of Incorporation of Chendu MTV dated on February 19, 2005;

100.	Certificate of Incorporation of Shenzhen MTV dated on Aug. 11, 2005;

101.	Certificate of Incorporation of Jilin MTV dated on Mar. 8, 2006;

102.	Certificate of Incorporation of Haerbin MTV dated on Mar. 2, 2006;

103.	Certificate of Incorporation of Dalian MTV dated on Feb. 20, 2006;

104.	Certificate of Incorporation of Henan MTV dated on July. 4, 2006;

105.	Certificate of Incorporation of Hunan MTV dated on [July]. 1, 2006;

106.	Certificate of Incorporation of Wuxi MTV dated on Oct. 13, 2006;

107.	Certificate of Incorporation of Shenzhen Gaoqing dated on Mar. 9, 2006;

108.	Certificate of Incorporation of Beijing Beiguang dated on Dec. 18, 2006;

109.	Certificate of Incorporation of CDMTV Beijing Technology Branch dated on Aug. 18, 2006;

110.	Certificate of Incorporation of CDMTV Beijing Sales Center dated on Dec. 5, 2006;

111.	Certificate of Incorporation of CDMTV Shanghai Branch dated on Aug. 3, 2006;

112.	Certificate of Incorporation of CDMTV Liaoning Branch dated on Mar. 15, 2006;

113.	Certificate of Incorporation of CDMTV Nanjing Branch dated on Dec. 1, 2006;

114.	Certificate of Incorporation of CDMTV Guangzhou Branch dated on Jan. 11, 2007;

115.	Certificate of Broadcast/Television Program Composing and Operation of CDMTV dated on Jan. 19, 2006;

116.	AOA of CDMTV dated on Jan. 25, 2006;

117.	AOA of CDMTV Technology dated on Feb. 20, 2006;

118.	Amendments to AOA of CDMTV dated on Oct. 25, 2006;

119.	Information Sheet of Registration of CDMTV issued on Nov. 17, 2006;

120.	Information Sheet of Registration of CDMTV Technology issued on Nov. 17, 2006;

121.	Register of Members of CDMTV Holding Company issued on April 20, 2006;

122.	Information Sheet of Change of CDMTV issued on June 7, 2006;

123.	Information Sheet of Change of CDMTV issued on Feb 16, 2006;

124.	Information Sheet of Registration of CDMTV issued on Aug. 26, 2005;

125.	Corporate Structure of CDMTV Holding Company

126.	Organization Structure of CDMTV

127.	Shareholders list of Chendu MTV;

128.	Amendment of AOA of Chendu MTV;

129.	Information Sheet of Change of CDMTV issued on April 5, 2006;

130.	Information Sheet of Change of Shenzhen Gaoqing issued on Mar. 13, 2006;

131.	Information Sheet of Registration of Jilin MTV;

132.	Paid-in Capital Details of Haerbin MTV issued on Nov. 4, 2005;

133.	Information Sheet of Registration of Dalian MTV issued on Mar. 21, 2006;

134.	Application form for incorporation of Henan MTV;

135.	Information Sheet of Registration of Hunan MTV;

136.	Notice of Approval to Change to Wuxi MTV issued on Oct. 23, 2006

137.	Tax Information of CDMTV Technology;

138.	Tax Application Form of CDMTV Technology;

139.	Tax Information of CDMTV;

140.	Tax Application Form of CDMTV;

141.	Social Insurance Fee Receipts of CDMTV;

142.	VAT Application Form of CDMTV;

143.	VAT Application Form of CDMTV Technology;

144.	Mr. Limin Li’s Domestic Individual Registration Form of Foreign Exchange in Foreign Investment;

145.	Ms. Yanqing Liang’s Domestic Individual Registration Form of Foreign Exchange in Foreign Investment;

146.	Mr. Limin Li and Ms. Yanqing Liang’s Application Report to Shenzhen Foreign Exchange on Mar. 18, 2006;

147.	Mr. Limin Li’s Domestic Individual Registration Form of Foreign Exchange in Foreign Investment on Mar. 20, 2006;

148.	Ms. Yanqing Liang’s Domestic Individual Registration Form of Foreign Exchange in Foreign Investment on Mar. 20, 2006;

149.	Approval of Foreign Exchange in Capital Project issued on Nov. 2, 2006;

150.	Registration Certificate of Foreign Exchange of CDMTV Technology issued on Mar. 20, 2006;

151.	Share Transfer Agreement among Tianbai Wide Band, Wuxi MTV and CDMTV;

152.	Certification of Incorporation of Wuxi MTV;

153.	Shareholding Structure of CDMTV’s Subsidiaries;

154.	AOA of Hubei MTV;

155.	AOA of Henan MTV dated on June 9, 2006;

156.	AOA of Wuxi MTV dated on Aug. 9, 2006;

157.	AOA of Beijing Beiguang;

158.	Approval to use by Beijing Beiguang Media Group on Nov. 2, 2006;

159.	Capital Verification Report of Hubei MTV on July 15, 2006;

160.	Capital Verification Report of Henan MTV on June 19, 2006;

161.	Capital Verification Report of Beijing Beiguang on Dec 6, 2006;

162.	Resolution of Shareholders of Wuxi MTV regarding Share Transfer dated on Aug. 9, 2006;

163.	Capital Verification Report of CDMTV Technology on Nov 10, 2006;

164.	Information Sheet of registration of CDMTV Technology issued on Nov. 17, 2006;

165.	Approval to Increase Capital to CDMTV Technology dated on Oct. 30, 2006;

166.	CDMTV’s Unaudited Financial Statements untile Dec. 31, 2006;

167.	Invoice of Auto;

168.	Invoice of Air-conditoin;

169.	Invoice of Digital TV Program Producing and Deposit System.

Schedule II

1.	Series B Preferred Share Purchase Agreement;

2.	Amended And Restated Shareholders Agreement of the Company;

3.	Second Amended And Restated Memorandum Of Association Of The Company;

4.	Amended And Restated Right Of First Refusal And Co-Sale Agreement.

Schedule III

1.	Shareholders Agreement dated on February 6, 2005 between and

2.	Cooperation Memorandum dated on March 18, 2005 between and

3.	Chengdu Digital Television Operation Right Licensing Agreement dated on June 24, 2005 between and Chengdu MTV;

4.	Cooperation Agreement dated on March 4, 2005 between and and its supplemental agreement dated on September 5, 2005 between and CDMTV;

5.	Cooperation Agreement dated on August 8, 2005 between and CDMTV and its supplemental agreement dated on August 23, 2005 between and CDMTV;

6.	Cooperation Agreement dated on December 18, 2005 between and CDMTV;

7.	Cooperation Agreement between Beijing Beiguang and CDMTV signed on Oct. 13, 2006;

8.	Advertising Agency Agreement between Nanjing MTV and CDMTV signed on Oct. 23, 2006;

9.	Advertising Operation Cooperation Agreement between CDMTV and Guangzhou Metro TV Media Co., Ltd. dated on Jan. 11, 2007;

10.	Advertising General Agency Agreement between Shenzhen MTV and CDMTV Technology on Dec. 31, 2006;

11.	Cooperation Agreement between CDMTV and Henan Cabel TV Networks Group Co., Ltd. on June 8, 2006;

12.	Cooperation Agreement between CDMTV and Hubei Broadcast/TV General Station on June 1, 2006;

13.	Suzhou Digital Mobile TV Investment Cooperative Agreement between Suzhou Broadcasting System and CDMTV dated on Nov. 8, 2006;

14.	Changzhou Digital Mobile TV Investment Cooperative Agreement between Changezhou Broadcasting System and CDMTV dated on Dec. 21, 2006;

15.	Ningbo Digital Mobile TV Investment Cooperative Agreement between Ningbo Broadcasting System and CDMTV dated on Nov. 16, 2006;

16.	Advertising Agreement between CDMTV and Xiamen Huaqiao Electron Co., Ltd dated on April 28, 2006;

17.	Advertising Agreement between CDMTV and Xiamen Xiahua New Technology Co., Ltd dated on June 20, 2006;

18.	Advertising Agreement between CDMTV and Shenzhen Duobiao Ad. Co., Ltd;

19.	Advertising Agreement between CDMTV and Shenzhen Guihua Food Co., Ltd dated on Mar. 31, 2006;

20.	Advertising Agreement between CDMTV and Changchui Drug Trading Co., Ltd dated on April 10, 2006;

21.	Advertising Agreement between CDMTV and Shenzhen Xuyan Ad. Co., Ltd dated on Sept. 30, 2006;

22.	Advertising Publication Contract between Beijing Beiguang and Xingchao International on Sept. 30, 2006;

23.	Agreement of Cooperation and Terminals Installation between CDMTV and Jiangsu Changzhou Public Traffic Group Company on Dec.21, 2006;

24.	Agreement of Cooperation and Terminals Installation between Chengdu Public Traffic Group Company, Chengdu Television and Chengdu MTV on July 5, 2005;

25.	Agreement of Cooperation and Terminals Installation between Changchun Weiyuan Company Limited and Jilin MTV on Oct. 31, 2005;

26.	Agreement of Cooperation and Terminals Installation between Changchun Public Traffic (Group) Company Limited and Jilin MTV on Dec. 30, 2005;

27.	Agreement of Cooperation and Terminals Installation between Dalian Xiandai Rail Transit Company Limited and Dalian MTV on April 18, 2006;

28.	Agreement of Cooperation and Terminals Installation between Dalian Economic Technical Development Area Zhongshan Bus Company Limited and Dalian MTV on April 6, 2006;

29.	Agreement of Cooperation and Terminals Installation between Dalian Shuntong Car Service Company Limited and Dalian MTV on April 4, 2006;

30.	Agreement of Cooperation and Terminals Installation between Dalian Guanzhong Public Traffic Company Limited and Dalian MTV on May 30, 2006;

31.	Agreement of Cooperation and Terminals Installation between Dalian First Bus Company and Dalian MTV on May 22, 2006;

32.	Agreement of Cooperation and Terminals Installation between Dalian First Bus Company Maintaining Factory and Dalian MTV on June 5, 2006;

33.	Agreement of Cooperation and Terminals Installation between Dalian Second Bus Company and Dalian MTV on May 22, 2006;

34.	Agreement of Cooperation and Terminals Installation between Wuxi Jiulong Public Traffic Company Limited and Wuxi MTV on Dec. 14, 2005;

35.	Agreement of Cooperation and Terminals Installation between Wuxi Customer Traffic Company and Wuxi MTV on Feb 8, 2006;

36.	Agreement of Cooperation and Terminals Installation between Shenzhen Bus Group Company Limited and Shenzhen MTV on May 20, 2006;

37.	Agreement of Cooperation and Terminals Installation between Wuhan Public Traffic Group Company Limited and Wuhan MTV on Nov. 8, 2006;

38.	Agreement of Cooperation and Terminals Installation between Wuhan Hannan District Liaoyuan Transportation Company Limited and Wuhan MTV on Nov. 19, 2006;

39.	Agreement of Cooperation and Terminals Installation between Wuhan Steel Group Transportation Company Limited and Wuhan MTV on Sept. 29, 2006;

40.	Agreement of Cooperation and Terminals Installation between Wuhan Hantong Transportation Company Limited and Wuhan MTV on Sept. 27, 2006;

41.	Agreement of Cooperation and Terminals Installation between Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited and Wuhan MTV on Sept. 18, 2006;

42.	Agreement of Cooperation and Terminals Installation between Second Transportation Team of Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited and Wuhan MTV on Sept. 18, 2006;

43.	Agreement of Cooperation and Terminals Installation between Wuhan Yangluo District Peony Bus Passenger Transportation Company Limited and Wuhan MTV on Sept. 22, 2006;

44.	Agreement of Cooperation and Terminals Installation between Wuhan Qingshan District Xiangyun Industry and Trade Company Limited and Wuhan MTV on Sept. 12, 2006;

45.	Agreement of Cooperation and Terminals Installation between Wuhan Jiaxingda Transportation Company Limited and Wuhan MTV on Aug. 26, 2006;

46.	Agreement of Cooperation and Terminals Installation between Wuhan Qingqing Transportation Company Limited and Wuhan MTV on Aug. 27, 2006;

47.	Agreement of Cooperation and Terminals Installation between Wuhan Meizhong Media Ad. Company Limited and Wuhan MTV on Aug. 8, 2006;

48.	Agreement of Cooperation and Terminals Installation between Tenth Route Bus Team of Wuhan Public Traffic Company Limited and Wuhan MTV on Sept. 28, 2006;

49.	Agreement of Cooperation and Terminals Installation between Ad. Company of Wuhan Public Traffic Group Company Limited, Wuhan Ferry Group Company and Wuhan MTV on Sept. 28, 2006;

50.	Agreement of Cooperation and Terminals Installation between Wuhan Xintian Transportation Company Limited and Wuhan MTV on Aug. 1, 2006;

51.	Agreement of Cooperation and Terminals Installation between Heilongjiang Airdrome Management Group Company Limited and Haerbin MTV on Nov. 8, 2005;

52.	Agreement of Cooperation and Terminals Installation between Haerbin Public Trolleybus Company and Haerbin MTV on Feb. 21, 2006;

53.	Digital TV Program Producing and Deposit System Purchase Agreement of CDMTV;

54.	Air-condition Purchase Agreement of CDMTV;Lease Agreement of Hubei MTV;

55.	Lease Agreement of Beijing Beiguang;

56.	Lease Agreement of CDMTV Nanjing Branch;

57.	Lease Agreement of CDMTV Guangzhou Branch;

58.	Lease Agreement of CDMTV Shanghai Branch;

59.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001;

60.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 1;

61.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 2;

62.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 3;

63.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 4;

64.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 5;

65.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 6;

66.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 7;

67.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 8;

68.	CDMTV’s Purchase Agreement, No. CMTV-CG-06001 Annex 9;

69.	CDMTV’s Purchase Agreement, No. CMTV-WH-CG-06002;

70.	CDMTV’s Purchase Agreement, No. CMTV-WH-CG-06003;

71.	CDMTV’s Purchase Agreement, No. CMTV-WH-CG-06001;

72.	CDMTV’s Purchase Agreement, No. CMTV-WH-CG-06004;

73.	CDMTV’s Purchase Agreement, No. CMTV-ZB-CG-06001;

74.	CDMTV’s Purchase Agreement, No. CMTV-CG-06002 Annex 1;

75.	CDMTV’s Purchase Agreement, No. CMTV-CG-06002 Annex 3;

76.	CDMTV’s Purchase Agreement, No. CMTV-CG-06002 Annex 4;

77.	CDMTV’s Purchase Agreement, No. CMTV-CG-06002 Annex 8;

78.	CDMTV’s Sales Agreement, No. CMTV-CDU-XS-06001;

79.	CDMTV’s Sales Agreement, No. CMTV-CDU-XS-06002;

80.	CDMTV’s Sales Agreement, No. CMTV-CDU-XS-06003;

81.	CDMTV’s Sales Agreement, No. CMTV-CDU-XS-06004;

82.	CDMTV’s Sales Agreement, No. CMTV-CDU-XS-06005;

83.	CDMTV’s Sales Agreement, No. CMTV-HRB-XS-06002;

84.	CDMTV’s Sales Agreement, No. CMTV-HRB-XS-06003;

85.	CDMTV’s Sales Agreement, No. CMTV-HRB-XS-06004;

86.	CDMTV’s Sales Agreement, No. CMTV-JLN-XS-06001;

87.	CDMTV’s Sales Agreement, No. CMTV-DLU-XS-06001;

88.	CDMTV’s Sales Agreement, No. CMTV-DLU-XS-06002;

89.	CDMTV’s Sales Agreement, No. CMTV-JLN-XS-06002;

90.	CDMTV’s Sales Agreement, No. CMTV-ZZ-XS-06001;

91.	CDMTV Technology’s Purchase Agreement, No. CMTV-CG-06001 Annex 8;

92.	CDMTV Technology’s Purchase Agreement, No. CMTV-CG-06001 Annex 9;

93.	CDMTV Technology’s Purchase Agreement, No. CMTV-WH-CG-06002;

94.	CDMTV Technology’s Purchase Agreement, No. CMTV-WH-CG-06003;

95.	CDMTV Technology’s Purchase Agreement, No. CMTV-WH-CG-06001;

96.	CDMTV Technology’s Purchase Agreement, No. CMTV-WH-CG-06004;

97.	CDMTV Technology’s Purchase Agreement, No. CMTV-ZB-CG-06002;

98.	CDMTV Technology’s Sales Agreement, No. CMTV-ZZ-XS-06002;

99.	CDMTV Technology’s Sales Agreement, No. CMTV-WH-XS-06001;

100.	CDMTV Technology’s Sales Agreement, No. CMTV-WH-XS-06002;

101.	CDMTV Technology’s Sales Agreement, No. CMTV-DLN-XS-06003;

102.	CDMTV Technology’s Sales Agreement, No. CMTV-WH-XS-06003;

103.	CDMTV Technology’s Sales Agreement, No. CMTV-WH-XS-06004;

EXECUTION COPY

EXHIBIT K

OPINION OF U.S. COUNSEL

K-1	CDMTV - Series B SPA

41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong Tel: (852) 2522-7886 Fax: (852) 2522-7006 www.lw.com

FIRM /AFFILIATE OFFICES

March 16, 2007	Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New York New Jersey Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Milestone Mobile TV Media Holdings I, Limited

Milestone Mobile TV Media Holdings II, Limited

Milestone Mobile TV Media Holdings III, Limited

Milestone Mobile TV Media Holdings IV, Limited

IPROP Holdings Limited

Unit 2109, Fortune Gate

1701 West Beijing Road

Shanghai 200040, China

GSPS Asia Limited

68th Floor, Cheung Kong Centre

2 Queen’s Road Central

Hong Kong

Re:	CDMTV Holding Company

Up to 17,889,088 Series B Redeemable Convertible Preferred Shares (“Shares”)

Ladies and Gentlemen:

We have acted as the special United States counsel to the Company in connection with the issue and sale of Shares by the Company to you pursuant to a Series B Preferred Purchase Agreement dated March 6, 2007 (the “SPA”) among CDMTV Holding Company (the “Company”), the Investors, Mr. Limin Li, Ms. Yanqing Liang, WFOE and CDMTV (each of the Company, Mr. Limin Li, the WFOE and CDMTV is hereinafter referred to individually as a “Company Party,” and collectively as the “Company Parties”). This letter is being furnished to you at your request.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the following:

1. the SPA;

2. the Amended and Restated Shareholders Agreement dated March 6, 2007 among the Company, the Investors and the Key Shareholders (the “Shareholders Agreement”); and

Resident partners:

Joseph A. Bevash (US), Patrick J. Flanagan (US), Z. Julie Gao (US), Sabrina Y. T. Maguire (US), John A. Otoshi (US), Mitchell D. Stocks (US), David Zhang (US)

March 16, 2007

3. the Amended and Restated Right of the First Refusal and Co-Sale Agreement dated March 6, 2007 among the Company, the Investors and the Key Shareholders (the “ROFR Agreement”).

Terms used but not defined herein shall have the meanings assigned to them in the SPA.

The SPA, the Shareholders Agreement and the ROFR Agreement are hereinafter referred to collectively as the “Documents.”

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral and written statements and representations of officers and other representatives of the Company, the Key Shareholders, WFOE and CDMTV, including the representations, warranties, covenants and agreements of the Company, the Key Shareholders, WFOE and CDMTV in the Documents. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of state or municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the Cayman Islands and the People’s Republic of China are addressed in the opinions of Maples & Calder and King and Wood, respectively, which have been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

Each of the Documents has been duly executed and delivered by each of the Company Parties that is a party thereto in accordance with the laws of the State of New York, and is the legally valid and binding agreement of each such Company Party, enforceable against each such Company Party in accordance with its terms.

The opinion rendered herein relating to the enforceability of each of the Documents is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion as to the enforceability of any provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty and (v) we express no opinion concerning the enforceability of (a) any waiver of rights or defenses contained in any of the Documents, or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

March 16, 2007

With your consent, we have assumed (a) that each of the Documents has been duly authorized, executed and delivered by the parties thereto, (b) that each of the Documents constitutes the legally valid and binding obligation of the parties thereto, enforceable against each such party in accordance with its respective terms (other than the Company Parties in accordance with the laws of the State of New York), and (c) that the status of each of the Documents as a legally valid and binding obligation of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities; provided that we make no such assumption to the extent we have opined herein as to such matters with respect to the applicable Company Parties.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced to in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

EXECUTION COPY

EXHIBIT L

FORM OF INDEMNIFICATION AGREEMENT

L-1	CDMTV - Series B SPA

EXECUTION COPY

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of March     , 2007 between CDMTV Holding Company, an exempted company organized and existing under the laws of the Cayman Islands (the “Company”), Milestone Mobile TV Media Holdings I Limited (“MMH I”), Milestone Mobile TV Media Holdings II Limited (“MMH II”), Milestone Mobile TV Media Holdings III Limited (“MMH III”), Milestone Mobile TV Media Holdings IV Limited (“MMH IV”), IPROP Holdings Limited (“IPROP”), GSPS Asia Limited (“GSPS”) and Ms. Yunli Lou (the “Director”). For purposes of this Agreement, MMH I, MMH II, MMH III, MMH IV, IPROP and GSPS (collectively, the “Investors”) and the Director are referred to collectively as the “Indemnitees,” and each individually as an “Indemnitee.”

WITNESSETH THAT:

WHEREAS, the Company’s business is primarily operated through its direct and indirect subsidiaries in the People’s Republic of China (the “PRC”), and as such the investors, directors, officers and other persons in service to the Company will be subject to the PRC market and legal environment;

WHEREAS, highly competent persons have become more reluctant to serve companies as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals to serve on the Board or in other capacities, the Company may attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based companies and other business enterprises, the Company believes that, given current market conditions and trends in the PRC, the United States and elsewhere, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to companies or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The amended and restated articles of association of the Company and the amended and restated memorandum of association of the Company (the “Memorandum and Articles”) require indemnification of the officers and directors of the Company. The Memorandum and Articles expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the shareholders of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

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WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the indemnification provisions of the Memorandum and Articles of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitees thereunder;

WHEREAS, the Indemnitees do not regard the protection available under the Company’s Memorandum and Articles as adequate in the present circumstances, and the Director may not be willing to serve the Company as an officer or director without adequate protection, and the Investors may not be willing to invest in the Company without adequate protection;

WHEREAS, the Director is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified, and each of the Investors are willing to invest in the Company on the condition that each of them be so indemnified; and

WHEREAS, the Company desires to have the Director serve as a director of the Company and each of the Investors invest in the Company.

NOW, THEREFORE, in consideration of the Director’s agreement to serve as a director after the date hereof, and to induce each of the Investors to invest in the Company, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify each Indemnitee to the fullest extent permitted by applicable law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Each Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of its/his Corporate Status (as hereinafter defined), such Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), each Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by it/him, or on its/his behalf, in connection with such Proceeding or any claim, issue or matter therein, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Each Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of its/his Corporate Status, such Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), each Indemnitee shall be

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indemnified against all Expenses actually and reasonably incurred by such Indemnitee, or on such Indemnitee’s behalf, in connection with such Proceeding if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which an Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that a court of competent jurisdiction shall determine upon application that despite such adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnification.

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that any Indemnitee is, by reason of its/his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, it/he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by it/him or on its/his behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all Expenses actually and reasonably incurred by it/him or on its/his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 1(c) and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless each Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by it/him or on its/his behalf if, by reason of its/his Corporate Status, it/he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or passive wrongdoing of the Indemnitee. The only limitations that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to an Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful or as specified in Section 9 hereof.

3. Contribution in the Event of Joint Liability.

(a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with an Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted under applicable law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with an Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against the Indemnitee.

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(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, an Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), to the fullest extent permitted under applicable law, the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefits may, to the extent necessary to conform to applicable law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than the Indemnitees who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) To the fullest extent permitted under applicable law, the Company hereby agrees to fully indemnify and hold each Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than the Indemnitees, who may be jointly liable with the Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to an Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that any Indemnitee is, by reason of its/his Corporate Status, a witness in any Proceeding to which such Indemnitee is not a party, it/he shall be indemnified against all Expenses actually and reasonably incurred by it/him or on its/his behalf in connection therewith.

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5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance, to the extent not prohibited by law, all Expenses incurred by or on behalf of each Indemnitee in connection with any Proceeding by reason of such Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence each of the Expenses incurred by the Indemnitee for which it/he seeks advancement and shall include or be preceded or accompanied by an undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses. Advances shall be made without regard to an Indemnitee’s ability to repay Expenses and without regard to such Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. This Section 5 shall not apply to any claim made by Indemnitees for which indemnity is excluded pursuant to Section 9.

6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for each Indemnitee rights of indemnity that are as favorable as may be permitted under applicable law. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether an Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, an Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to such Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(b) Upon written request by an Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the sole election of the Board: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (2) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (3) if so directed by the Board, by the shareholders of the Company.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board and written notice of such selection shall be given to the Indemnitee. The Indemnitee may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 12 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected by the Board shall act as

5	Indemnification Agreement

Independent Counsel. If a written objection is made and substantiated to the Board’s sole satisfaction, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by an Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or the Indemnitee may petition any court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed, and shall fully indemnify Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that any Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because an Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(e) To the maximum extent permitted by applicable law, an Indemnitee shall be deemed to have acted in good faith if such Indemnitee’s action is based on the records or books of account of the Enterprise (as hereinafter defined), including financial statements, or on information supplied to the Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to the Indemnitees for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that an Indemnitee has at all times acted in good faith and in a manner it/he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f) If the person, persons or entity empowered or selected under Section 6 to determine whether an Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor,

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the requisite determination of entitlement to indemnification shall, to the fullest extent permitted by law, be deemed to have been made and the Indemnitee shall be entitled to such indemnification absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such sixty (60) day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(f) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board or the Disinterested Directors, if appropriate, resolve to submit such determination to the shareholders of the Company for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

(g) The Indemnitees shall reasonably cooperate with the person, persons or entity making such determination with respect to an Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or shareholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom.

(h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding; provided, however, that the Indemnitee shall not be entitled for indemnification under this Agreement with respect to any settlement unless the Company shall have consented to such settlement, which consent shall not be unreasonably withheld. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself

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adversely affect the right of an Indemnitee to indemnification or create a presumption that an Indemnitee did not act in good faith and in a manner which it/he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that an Indemnitee had reasonable cause to believe that its/his conduct was unlawful.

(j) The Company will be entitled to participate in the Proceeding at its own expense.

7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that an Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) payment of indemnification is not made within thirty (30) days after a determination has been made that an Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, or (vi) in the event the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, an Indemnitee the benefits provided or intended to be provided to such Indemnitee hereunder, the Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction, of such Indemnitee’s entitlement to such indemnification. Alternatively, the Indemnitee, at its/his option, may seek an award in arbitration to be conducted in accordance with Section 20 of this Agreement. The Indemnitee shall commence such proceeding or award in arbitration, as applicable, seeking an adjudication within one hundred eighty (180) days following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose an Indemnitee’s right to seek any such adjudication.

(b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that an Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and the Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that an Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that an Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of its/his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained

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by the Company, the Company shall pay on its/his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 12 of this Agreement) actually and reasonably incurred by it/him in such judicial adjudication, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. If requested by an Indemnitee, the Company shall (within thirty (30) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such expenses to the Indemnitee, which are incurred by the Indemnitee in connection with any action brought by the Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and the right to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitees may at any time be entitled under applicable law, the certificate of incorporation of the Company, the Memorandum and Articles of the Company, any agreement, a vote of shareholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in their Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement than would be afforded currently under the Memorandum and Articles of the Company and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Indemnitee shall be covered in their capacity as such by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary, as applicable, under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give

9	Indemnification Agreement

prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that any Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

(e) The Company’s obligation to indemnify or advance Expenses hereunder to an Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such Indemnitee has actually received as indemnification or advancement of expenses from or on behalf of or with respect to such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to indemnify an Indemnitee in connection with any claim:

(a) for which payment has actually been made to or on behalf of the Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the United States Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law of the United States; or

(c) except as provided in Section 7(c), in connection with any Proceeding (or any part of any Proceeding) initiated by the Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by the Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board specifically authorized the Indemnitee to bring the Proceeding (or part of Proceeding, as applicable) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) in connection with a Proceeding by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment in a court of law of competent jurisdiction to be liable for willful

10	Indemnification Agreement

misconduct in the performance of its/his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity as such court shall deem proper; or

(e) brought against it/him by reason of any alleged dishonesty or fraud on its/his part and in which the Indemnitee shall have been adjudicated by final judgment in a court of law or other tribunal of competent jurisdiction to have committed acts (i) of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated; or

(f) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity; or

(g) arising out of the Indemnitee’s breach of an employment agreement between the Indemnitee and the Company or any of its subsidiaries, if any, or any other agreement between the Indemnitee and the Company or any of its subsidiaries, but only to the extent that such breach shall have been determined to have occurred by final judgment in a court of law or other tribunal of competent jurisdiction.

10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period any Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as any Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of its/his Corporate Status, whether or not it/he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; provided that with respect to the Investors only, the agreements and obligations of the Company contained hereunder shall continue so long as any of the Investors is subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of its Corporate Status up to the completion of an initial public offering by the Company. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as an officer or director of the Company and to induce the Investors to invest in the Company, and the Company acknowledges that the Director is relying upon this Agreement in serving as an officer or director of the Company and that the Investors are relying upon this Agreement in investing in the Company.

12. Definitions. For purposes of this Agreement:

(a) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

11	Indemnification Agreement

(b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by an Indemnitee.

(c) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that any Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other reasonable disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and, for purposes of Section 7(d) only, Expenses incurred by an Indemnitee in connection with the interpretation, enforcement or defense of their rights under this Agreement by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against such Indemnitee.

(e) “Independent Counsel” means a law firm, or a member of a law firm, or a solo practitioner, that is experienced in matters of New York corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or the applicable Indemnitee in any matter material to either such party (other than with respect to matters concerning such Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or any Indemnitee in an action to determine such Indemnitee’s rights under this Agreement.

(f) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which an Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that the Indemnitee is or was an officer or director of the Company, by reason of any action taken by it/him or of any inaction on its/his part while acting as an officer or director of the Company, or by reason of the fact that it/he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; in each case whether or not it/he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce its/his rights under this Agreement and any others prohibited hereunder.

12	Indemnification Agreement

13. Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

14. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

15. Notice By Indemnitee. Each Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

16. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine; or (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

17. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

20. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within three days after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request

13	Indemnification Agreement

is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Company, on the one hand, and the Indemnitees, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. Such arbitrators shall be freely selected, and the parties and the Chairman of the Centre shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the the United Nations Commission on International Trade Law Arbitration Rules pursuant to the Centre procedures for the administration of international arbitration in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 20, including the provisions concerning the appointment of arbitrators, the provisions of this Section 20 shall prevail.

(d) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

21. Language. This Agreement is entered into in English only. Any Chinese translation of this Agreement, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

[The remainder of this page has been intentionally left blank]

14	Indemnification Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY:

CDMTV HOLDING COMPANY

By:
Name:	Limin Li
Title:	Director

Address:	c/o China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn: Limin Li, Chairman
Facsimile: (86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn: Z. Julie Gao, Esq.
Facsimile: (852) 2522-7006

S-1	Indemnification Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

DIRECTOR:

Name:	Yunli Lou
Address:
Fax:

S-2	Indemnification Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

INVESTORS:

Milestone Mobile TV	Milestone Mobile TV
Media Holdings I Limited	Media Holdings II Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

Milestone Mobile TV	Milestone Mobile TV
Media Holdings III Limited	Media Holdings IV Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

IPROP Holdings Limited

By:

By:
Name:
Title:

Address:

Unit 2109, Fortune Gate

1701 West Beijing Road

Shanghai 200040, P.R. China

Attention: Ms. Yunli Lou

Fax: +86 (21) 6288 4844

With a copy to each of:

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040, P.R. China

Attention: Kurt Berney

Fax: +86 (21) 2307 7300

S-3	Indemnification Agreement

GSPS Asia Limited

By:
Name:
Title:

Address:

Level 3, Alexander House, 35 Cybercity,

Ebene, Mauritius

Attention: Mr. Ben Lim

Fax: +(230) 403 0801

With a copy to (which shall not constitute notice):

c/o Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center,

2 Queen’s Road Central, Hong Kong

Attention: The General Counsel

Fax: +(852) 2978 1966

S-4	Indemnification Agreement

EXECUTION COPY

EXHIBIT M

SHAREHOLDING STRUCTURE

•	Shareholding Structure of CDMTV

Shareholder	Contribution		Percentage Holding
Mr. Li Limin	RMB	35,000,000	70%
Ms. Liang Yanqing	RMB	15,000,000	30%

Total:	RMB	50,000,000	100%

•	Shareholding Structure of CDMTV Technology

Shareholder	Contribution		Percentage Holding
CDMTV Holding Company	USD	13,000,000	100%

Total:	USD	13,000,000	100%

•	Shareholding Structure of Shenzhen HDTV Industrial Investment Co., Ltd.

Shareholder	Contribution		Percentage Holding
CDMTV	RMB	20,000,000	100%

Total:	RMB	20,000,000	100%

•	Shareholding Structure of Beijing Beiguang Media Mobile Televison Advertising Company Limited

Shareholder	Contribution		Percentage Holding
CDMTV	RMB	9,000,000	90%
Shenzhen HDTV Industrial Investment Co., Ltd.	RMB	1,000,000	10%

Total:	RMB	10,000,000	100%

M-1	CDMTV - Series B SPA

EXECUTION COPY

•	Shareholding Structure of Chengdu China Digital Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Chengdu TV Station	RMB	5,100,000	51%
CDMTV	RMB	4,900,000	49%

Total:	RMB	10,000,000	100%

•	Shareholding Structure of Haerbin China Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Haerbin TV Station	RMB	6,120,000	51%
CDMTV	RMB	5,880,000	49%

Total:	RMB	12,000,000	100%

•	Shareholding Structure of Jilin Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Jilin TV Station	RMB	5,610,000	51%
CDMTV	RMB	5,390,000	49%

Total:	RMB	11,000,000	100%

•	Shareholding Structure of Dalian Mobile Digital Television Company Limited

Shareholder	Contribution		Percentage Holding
Dalian SARFT Media Service Centre	RMB	6,120,000	51%
CDMTV	RMB	5,880,000	49%

Total:	RMB	12,000,000	100%

•	Shareholding Structure of Hubei China Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Hubei Broadcast and Television General Station	RMB	10,200,000	51%
CDMTV	RMB	9,800,000	49%

Total:	RMB	20,000,000	100%

M-1	CDMTV - Series B SPA

EXECUTION COPY

•	Shareholding Structure of Henan Cable China Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Henan Cable Television Network Group Co., Ltd	RMB	6,120,000	51%
CDMTV	RMB	5,880,000	49%

Total:	RMB	12,000,000	100%

•	Shareholding Structure of Shenzhen Mobile Television Company Limited

Shareholder	Contribution		Percentage Holding
Shenzhen Media Group	RMB	28,000,000	60.0085%
CDMTV	RMB	11,660,000	24.9892%
Shenzhen Topway Video Communication Co., Ltd.	RMB	7,000,000	15.0021%

Total:	RMB	46,660,000	100%

•	Shareholding Structure of China Wuxi Mobile TV Multimedia Co., Ltd.

Shareholder	Contribution		Percentage Holding
Wuxi SARFT Industry Investment Development Company	RMB	10,200,000	51%
CDMTV	RMB	2,800,000	14%
Wuxi Kowloon Public transport Company Limited	RMB	1,000,000	5%
Shenzhen Leaguer Digital TV Co., Ltd	RMB	6,000,000	30%

Total:	RMB	20,000,000	100%

M-1	CDMTV - Series B SPA